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As filed with the Securities and Exchange Commission on July 8, 2011

Registration No. 333-175138

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rhino Resource Partners LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1221 (Primary Standard Industrial Classification Code Number)	27-2377517 (I.R.S. Employer Identification Number)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(859) 389-6500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

David G. Zatezalo
424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(859) 389-6500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mike Rosenwasser Brenda K. Lenahan Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 Tel: (212) 237-0000 Fax: (212) 237-0100	Charles E. Carpenter Sean T. Wheeler Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 8, 2011

PROSPECTUS

2,500,000 Common Units

Representing Limited Partner Interests

          We are offering 2,500,000 common units representing limited partner interests in us. Our common units are listed on the New York Stock Exchange under the symbol "RNO." On July 7, 2011, the last reported sale price of our common units was $25.90 per unit.

You should consider the risks which we have described in "Risk Factors" beginning on page 21 and the other risk factors incorporated herein by reference before buying common units.

          These risks include the following:

  •
  We may not have sufficient cash to enable us to pay the minimum quarterly distribution on our common units following establishment of cash reserves and payment of costs and expenses, including reimbursement of expenses to our general partner.

  •
  A decline in coal prices could adversely affect our results of operations and cash available for distribution to our unitholders.

  •
  We could be negatively impacted by the competitiveness of the global markets in which we compete and declines in the market demand for coal.

  •
  Our mining operations are subject to extensive and costly environmental laws and regulations, and such current and future laws and regulations could materially increase our operating costs or limit our ability to produce and sell coal.

  •
  If we fail to realize the anticipated benefits of the Elk Horn Acquisition, unitholders may receive lower returns than they expect.

  •
  If we are not able to acquire replacement coal reserves that are economically recoverable, our results of operations and cash available for distribution to our unitholders could be adversely affected.

  •
  Wexford owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Wexford, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our unitholders.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, or initially to remove our general partner without its consent.

  •
  Unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

          In order to comply with certain U.S. laws relating to the ownership of interests in mineral leases on federal lands, we require an owner of our units to be an "eligible citizen." If you are not an eligible citizen, your common units will be subject to redemption. Please read "The Partnership Agreement—Ineligible Citizens; Redemption."

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before offering expenses, to us	$	$

          The underwriters may purchase up to an additional 375,000 common units at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the common units to purchasers on or about                                        , 2011.

RAYMOND JAMES
RBC CAPITAL MARKETS
STIFEL NICOLAUS WEISEL
BB&T CAPITAL MARKETS

The date of this prospectus is                                        , 2011.

PENNSYLVANIA
Akron
Youngstown
New Castle
Canton
LEESVILLE FIELD
SPRINGDALE FIELD
ALLEGHENY
Pittsburgh
Steubenville
Washington
Wheeling
HOPEDALE COMPLEX
Columbus
Zanesville
OHIO
MONONGAHELA
Uniontown
Morgantown
Fairmont
MD
Chillicothe
SANDS HILL COMPLEX
RIVER
Parkersburg
Clarksburg
OHIO
KANAWHA
Elkins
RICH MOUNTAIN FIELD
N
Ashland
Huntington
Charleston
RIVER
WEST VIRGINIA
Lexington
Morehead
HEADQUARTERS OFFICE
RHINO EASTERN COMPLEX
KENTUCKY
TUG RIVER COMPLEX
Beckley
ELKHORN PROPERTIES
Pikeville
DEANE COMPLEX
Hazard
ROB FORK COMPLEX
VIRGINIA
Roanoke
Big Stone Gap
TENNESSEE
NORTH CAROLINA
Grand Junction
Denver
McCLANE CANYON
Colorado Springs
STATE OF COLORADO
Not to Scale
SALT LAKE CITY
CASTLE VALLEY
PRICE
HUNTINGTON
STATE OF UTAH
Not to Scale
Springfield
TAYLORVILLE FIELD
STATE OF ILLINOIS
Not to Scale
LEGEND
APPROXIMATE LIMIT OF COAL MEASURES
COAL OPERATIONS AND RESERVES
INTERSTATE ROADS
RAILROADS
NAVIGABLE WATERWAYS (+9 FT.)
RHINO RESOURCE PARTNERS LP
COAL OPERATIONS AND RESERVES
NORTHERN AND CENTRAL APPALACHIA,
WESTERN BITUMINOUS REGION,
AND ILLINOIS BASIN

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor sale of our common units means that information contained in this prospectus, any free writing prospectus relating to this offering or the information we have previously filed with the Securities and Exchange Commission ("SEC") that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changes since those dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and in the documents incorporated herein by reference. You should read the entire prospectus and the other documents incorporated herein by reference, as described under "Where You Can Find More Information," before investing in our common units. The information presented in this prospectus assumes that the underwriters' option to purchase additional common units is not exercised unless otherwise noted. You should read "Risk Factors" beginning on page 21 and the other risk factors incorporated herein by reference for information about important risks that you should consider before buying our common units.

        Unless the context clearly indicates otherwise, references in this prospectus to "Rhino Predecessor," "we," "our," "us" or similar terms when used with respect to periods prior to October 5, 2010, the closing date of the initial public offering of Rhino Resource Partners LP ("IPO") and the date on which the ownership interests of Rhino Energy LLC were contributed to Rhino Resource Partners LP refer to Rhino Energy LLC and its subsidiaries. When used with respect to periods on or after October 5, 2010, those terms refer to Rhino Resource Partners LP and its subsidiaries, except that, unless otherwise specified, references to our proven and probable reserves, non-reserve coal deposits and coal production do not include the reserves and deposits owned by or the production of Rhino Eastern LLC, a joint venture in which we have a 51% membership interest and for which we serve as manager, which is referred to in this prospectus as the "joint venture" or "Rhino Eastern." References to our "general partner" refer to Rhino GP LLC, the general partner of Rhino Resource Partners LP. References in this prospectus to "Wexford" refer to Wexford Capital LP, our sponsor, and its affiliates and principals. References to "Elk Horn" refer to The Elk Horn Company LLC and the "Elk Horn Acquisition" refer to our acquisition of Elk Horn on June 10, 2011. We include a glossary of some of the terms used in this prospectus as Appendix A.

 Rhino Resource Partners LP

        We are a growth-oriented Delaware limited partnership formed to control and operate coal properties and invest in other natural resource assets. We produce, process and sell high quality coal of various steam and metallurgical grades. We market our steam coal primarily to electric utility companies as fuel for their steam-powered generators. Customers for our metallurgical coal are primarily steel and coke producers who use our coal to produce coke, which is used as a raw material in the steel manufacturing process. In addition to operating coal properties, we manage and lease coal properties and collect royalties from such management and leasing activities.

        Our primary business objective is to make quarterly cash distributions to our unitholders at our minimum quarterly distribution and, over time, increase our quarterly cash distributions. For the three months ended March 31, 2011, we declared and paid to our common unitholders a distribution of $0.455 per common unit, or $1.82 per common unit on an annualized basis, which represents a 2.2% increase over our minimum quarterly distribution of $0.445 per unit, or $1.78 per unit on an annualized basis.

        For the year ended December 31, 2010, we generated revenues of approximately $305.6 million and net income of approximately $41.1 million. Excluding results from the joint venture, for the year ended December 31, 2010, we produced approximately 4.0 million tons of coal, purchased approximately 0.3 million tons of coal and sold approximately 4.3 million tons of coal. Additionally, the joint venture produced and sold approximately 0.3 million tons of premium mid-vol metallurgical coal for the year ended December 31, 2010. For the three months ended March 31, 2011, we generated revenues of approximately $82.8 million and net income of approximately $6.1 million. Excluding results from the joint venture, for the three months ended March 31, 2011, we produced approximately 1.2 million tons of coal and sold approximately 1.1 million tons of coal. Additionally, the joint venture produced and sold approximately 0.1 million tons of premium mid-vol metallurgical coal for the three months ended March 31, 2011.

Our Properties

        We have a geographically diverse asset base with coal reserves located in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. As of December 31, 2010, we controlled an estimated 309.0 million tons of proven and probable coal reserves, consisting of an estimated 297.0 million tons of steam coal and an estimated 12.0 million tons of metallurgical coal. In addition, as of December 31, 2010, we controlled an estimated 271.8 million tons of non-reserve coal deposits. As of December 31, 2010, the joint venture controlled an estimated 22.2 million tons of proven and probable coal reserves at the Rhino Eastern mining complex located in Central Appalachia, consisting entirely of premium mid-vol and low-vol metallurgical coal, and an estimated 34.3 million tons of non-reserve coal deposits. As of March 31, 2011, we operated eleven mines, including six underground and five surface mines, located in Kentucky, Ohio, West Virginia and Utah. In addition, our joint venture operates one underground mine in West Virginia. During 2010, we operated one underground mine in Colorado, but we temporarily idled this mine at year end. Our Castle Valley mining complex in Utah began production in January 2011. The number of mines that we operate may vary from time to time depending on a number of factors, including the existing demand for and price of coal, depletion of economically recoverable reserves and availability of experienced labor.

        The following table summarizes our and the joint venture's mining complexes by region as of March 31, 2011 and production by region for the year ended December 31, 2010 and for the three months ended March 31, 2011:

	Number and Type of Active Mines (2)
Region	Preparation Plants and Loadouts	Transportation to Customers (1)	Company Operated Mines	Contractor Operated Mines	Total Mines	Tons Produced for the Year Ended December 31, 2010 (3)	Tons Produced for the Three Months Ended March 31, 2011 (3)
						(in million tons)
Central Appalachia
Tug River Complex (KY, WV)	Jamboree (4)	Truck, Barge, Rail (NS)	1S	—	1S	0.2	—
Rob Fork Complex (KY)	Rob Fork	Truck, Barge, Rail (CSX)	2U, 2S	—	2U, 2S	1.3	0.4
Deane Complex (KY)	Rapid Loader	Rail (CSX)	1U	1U	2U	0.4	0.1
Northern Appalachia
Hopedale Complex (OH)	Nelms	Truck, Rail (OHC, WLE)	1U	—	1U	1.4	0.3
Sands Hill Complex (OH)	Sands Hill (5)	Truck, Barge	2S	—	2S	0.6	0.2
Illinois Basin
Taylorville Field (IL)	n/a	Rail (NS)	—	—	—	—	—
Western Bituminous
Castle Valley Complex (UT) (6)	Truck loadout	Truck	1U	—	1U	—	0.1
McClane Canyon Mine (CO) (6)	n/a	Truck	—	—	—	0.2	—

Total			5U,5S	1U	6U,5S	4.0	1.2

Central Appalachia
Rhino Eastern Complex (WV) (7)	Rocklick	Truck, Rail (NS, CSX)	1U	—	1U	0.3	0.1

(1)
NS = Norfolk Southern Railroad; CSX = CSX Railroad; OHC = Ohio Central Railroad; WLE = Wheeling & Lake Erie Railroad.

(2)
Numbers indicate the number of active mines. U = underground; S = surface.

(3)
Total production based on actual amounts and not rounded amounts shown in this table.

(4)
Includes only a loadout facility.

(5)
Includes only a preparation plant.

(6)
The Castle Valley mine began production in January 2011, while the McClane Canyon mine was temporarily idled as of December 31, 2010.

(7)
Owned by a joint venture in which we have a 51% membership interest and for which we serve as manager. Amounts shown include 100% of the production. The Rocklick preparation plant is owned and operated by our joint venture partner with whom the joint venture has a transloading agreement for use of the facility.

 Recent Developments

        Elk Horn.    On June 10, 2011, we completed the acquisition of Elk Horn for approximately $119.5 million, subject to a working capital adjustment. We funded the purchase price with borrowings under our credit agreement. In connection with the acquisition, we exercised our option to increase the amount available to borrow under our credit agreement by $50.0 million to $250.0 million. The acquisition was made pursuant to an agreement of merger, whereby a wholly owned subsidiary of ours merged with and into Elk Horn, with Elk Horn surviving as a wholly owned subsidiary of ours.

        Elk Horn, whose predecessors date back to 1915, is a coal leasing company that owns or controls coal reserves and non-reserve coal deposits and surface acreage in eastern Kentucky. In connection with the acquisition, management of Elk Horn provided us with their estimate of Elk Horn's proven and probable coal reserves and non-reserve coal deposits. As of December 31, 2010, Elk Horn's management estimated that Elk Horn owned or controlled approximately 128 million tons of proven and probable coal reserves and 157 million tons of non-reserve coal deposits, which span approximately 156,000 acres, plus up to 14,000 acres of overlaying surface, across six counties in eastern Kentucky: Floyd, Johnson, Knott, Letcher, Magoffin and Pike. The Elk Horn coal is considered to be high quality coal. A portion of the Elk Horn coal is expected to meet the standards for pulverized coal injection ("PCI") and the steam coal is generally high Btu with mid sulfur content.

        For more information on the Elk Horn Acquisition and the risks relating thereto, please read "Elk Horn Acquisition" and "Risk Factors—Risks Related to the Elk Horn Acquisition".

        Metallurgical Coal Properties.    In June 2011, we acquired approximately 32,600 acres and associated surface rights in Randolph and Upshur Counties, West Virginia for approximately $7.5 million. These development stage properties are unpermitted and contain no infrastructure. We plan to fully explore these properties and intend to prove up additional mineable underground metallurgical coal reserves and eventually commence production.

        Utica Shale Oil & Gas Leases.    We and an affiliate of Wexford Capital are participating with Gulfport Energy, a publicly traded company, in the acquisition of a portfolio of oil and gas leases in the Utica Shale in northeast Ohio. A separate affiliate of Wexford Capital owned approximately 18% of the common stock of Gulfport Energy as of March 30, 2011. In the first half of 2011, we purchased approximately a $7.0 million interest in a portfolio of leases and expect to participate in additional acquisitions of leases for an aggregate amount not to exceed $20.0 million. Drilling is expected to begin on these properties in late 2011. We expect our share of drilling costs will be approximately equal to the amount of our investment in the underlying leases and future drilling cost will be funded through a portion of the cash flow generated by such leases. We expect royalty revenues to be generated from these mineral rights in future periods. This is an early stage investment and subject to significant risks and uncertainties.

        Cana Woodford Oil & Gas Mineral Rights.    In the first quarter of 2011, we acquired certain oil and gas mineral rights in the Cana Woodford region of western Oklahoma for approximately $3.0 million. In addition, in the second quarter of 2011, we purchased additional oil and gas mineral rights in the Cana Woodford region for approximately $1.3 million. Cana Woodford is a liquids rich gas play which is being actively permitted and drilled. These mineral rights represent a perpetual ownership in minerals with no future cash expenditures, and will produce monthly revenue based on production. Third parties are actively drilling in the Cana Woodford region and we expect that the interests will generate royalty revenue in early 2012.

 Business Strategy

        Our principal business strategy is to safely, efficiently and profitably produce, sell and lease both steam and metallurgical coal from our diverse asset base in order to maintain and, over time, increase our quarterly cash distributions. In addition, we intend to expand our operations through strategic acquisitions, including the acquisition of stable, cash generating natural resource assets. Our plan for executing our principal business strategy includes the following key components:

  •
  Maintain safe coal mining operations and environmental stewardship.  We are highly focused on the safety of our coal operations and work diligently to meet or exceed all safety and environmental regulations required by state and federal laws. Our non-fatal days lost incidence rate was 33.2% below the industry average for the year ended December 31, 2010. Non-fatal days lost incidence rate is an industry standard used to describe occupational injuries that result in loss of one or more days from an employee's scheduled work. Our non-fatal days lost time incidence rate for all operations for the year ended December 31, 2010 was 1.53 as compared to the preliminary national average of 2.29 for the year ended December 31, 2010, as reported by MSHA. In addition, for the year ended December 31, 2010 our average MSHA violations per inspection day was 0.70 as compared to the preliminary full year 2010 national average of 0.80 violations per inspection day, 12.5% below the 2010 national average. We believe our ability to minimize lost-time injuries and environmental and mine health and safety violations will increase our operating efficiency and maintain strong employee morale.

  •
  Grow and diversify our portfolio of natural resource assets.  We intend to continue to build our existing asset base through acquisitions that will be accretive to our cash available for distribution per unit and, through us and our sponsor, to evaluate and potentially acquire additional coal and other natural resource assets. We believe that the addition of other natural resource assets will diversify our revenues and provide sources of cash flow that can be used to prudently grow our quarterly distributions per unit. For example, our recent acquisition of Elk Horn adds a significant source of cash flow from the leasing of coal reserves, and we believe that our acquisitions in the Utica Shale and Cana Woodford will provide income associated with the future production of oil and natural gas in these regions.

  •
  Grow operating cash flow by increasing our coal production and amount of coal under lease to third parties.  We have the ability and plan to increase coal production from a significant portfolio of low cost growth projects. In addition, we have substantial coal reserves that we intend to develop or lease to increase our revenues and operating cash flow.

  •
  Capitalize on the strong demand for metallurgical coal.  We believe that long-term demand for metallurgical coal will continue to remain strong. Historically, metallurgical coal has sold at a premium to steam coal. In addition, a robust export market exists for metallurgical coal driven primarily by Asian demand. We have significant metallurgical coal production capability relative to our current production, which we intend to maximize during this period of high demand.

  •
  Control the costs of our operations and optimize operational flexibility.  We intend to control our costs through efficient mining methods and operations, attention to safety and reclamation costs and prudent business decisions. We have the operational flexibility to increase or decrease production as market conditions warrant, while maintaining our minimum quarterly distribution. This operational flexibility also preserves our assets so that we may realize higher prices on our mined coal depending on market conditions.

  •
  Reduce exposure to commodity price risk through committed sales.  Depending on market conditions, we may enter into both short-term and long-term supply contracts for our steam coal. Our long-term supply contracts increase the stability of our operating cash flows and mitigate the effects of coal price volatility. To the extent practicable, we will also enter into medium- and long-term supply contracts for our metallurgical coal; however, recently, this market has primarily been contracted on a shorter term basis.

  •
  Manage financial and legacy liabilities to maintain financial flexibility.  We believe that our conservative fiscal policies of maintaining low levels of financial leverage and minimizing legacy liabilities have enabled us to maintain and grow our business during difficult economic conditions. We expect that our financial flexibility will allow us to make opportunistic acquisitions, as well as capital expenditures to execute our planned development of existing assets, and maintain and grow our cash available for distribution. Please read "Cash Distribution Policy and Restrictions on Distributions."

Competitive Strengths

        We believe the following competitive strengths will enable us to successfully execute our business strategy:

  •
  Geographically diverse reserves with both underground and surface mining operations.  We have geographically diverse operations which give us exposure to several U.S. coal basins. Our coal reserves are located in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. We currently operate eleven mines, including six underground and five surface mines, located in Kentucky, Ohio, Utah and West Virginia. In addition, our joint venture currently operates one underground mine in West Virginia. We believe that the geographic diversity of our reserve base allows us to sell various types of coal over a broad range of customers. This mitigates the risks over time associated with the possibility of new regulations that could negatively affect the profitability of our mining operations disproportionately among coal basins. Our geographic diversity is further enhanced by our strategic mix of underground and surface mining operations and our coal leasing business.

  •
  Assigned reserve base with an approximate 29-year reserve life.  As of December 31, 2010, an estimated 117.0 million tons of our proven and probable coal reserves are assigned reserves, meaning that they have the infrastructure necessary for mining. Based on our 2010 total production of approximately 4.0 million tons of coal, these assigned reserves currently have an approximate 29 year reserve life. Depending on market conditions, we have the ability and plan to grow production with minimal capital expenditures on our assigned reserves and enter into leases with third parties in order to increase operating cash flow.

  •
  Attractive mix of steam and metallurgical coal mines and reserves.  We have a portfolio that consists of both steam coal and metallurgical coal. We believe that our current steam coal production, along with associated supply contracts and long-lived reserves, provide us with a base cash flow to support our minimum quarterly distribution, and that our and the joint venture's metallurgical coal production provides additional coverage. Over time we have increased our production and expanded our reserves of metallurgical coal, which commands premium pricing to steam coal. We believe that the long-term global demand outlook for both steel and metallurgical coal is favorable.

  •
  Attractive blend of short-term and longer-term sales commitments.  As of July 7, 2011, we had sales commitments for approximately 51% of our estimated coal production (including purchased coal to supplement our production and excluding results from the joint venture) for the year ending December 31, 2012. We believe our short-term and longer-term sales commitments generate stable and consistent cash flows, and our and the joint venture's uncommitted coal production provides upside potential in the event that coal prices continue to increase.

  •
  Extensive portfolio of near-term and long-term growth projects.  We currently have low cost near-term growth projects under development or evaluation, which we believe will be accretive to our cash available for distribution upon completion. For example, we are building a preparation plant at our Tug River complex in Central Appalachia serviced by the Norfolk Southern Railroad, which we believe will enable us to increase our metallurgical and steam production and lower our costs. Our Rhino Eastern expansion project will result in increased metallurgical production from two mines. In the aggregate, we estimate that our current growth projects at Tug River and Rhino Eastern will increase our metallurgical coal production by approximately 1.1 million tons. Over the longer term, we plan to enter into sales contracts with third parties to develop production at our Taylorville field in Illinois, which has an estimated 109.5 million tons of proven and probable coal reserves.

  •
  Proven track record of successful acquisitions.  Since our predecessor's formation in 2003, we have completed numerous coal asset acquisitions with a total purchase price of approximately $350.3 million, including the Elk Horn Acquisition. Through these acquisitions and coal lease transactions we have significantly increased our proven and probable coal reserves and non-reserve coal deposits. These acquisitions have consisted of high quality coal reserves and union-free operations with limited reclamation and legacy liabilities. We believe that we have a disciplined acquisition strategy focused on selected assets at attractive valuations, while limiting to the extent possible the assumption of debt and reclamation and employee-related liabilities.

  •
  Strong credit profile.  As a result of our prudent acquisition strategy and conservative financial management, we believe that our capital structure provides us significant financial flexibility to pursue our strategic goals, including (1) pursuing acquisitions, (2) investing in our existing operations and (3) managing our operations through periods of difficult coal market conditions. We believe that compared to other publicly traded U.S. coal producers, we will have relatively low levels of outstanding debt, reclamation liabilities and postretirement employee obligations after this offering.

  •
  Extensive industry experience of our senior management team and key operational employees.  The members of our senior management team have, on average, 28 years of experience in the coal industry and have a demonstrated track record of acquiring, building and operating coal businesses profitably and safely throughout the United States.

  •
  Relationship with our sponsor, Wexford Capital LP.  Our relationship with our sponsor, Wexford Capital LP ("Wexford Capital"), provides us with significant potential long-term growth opportunities through the development and acquisition of additional natural resource assets. Wexford Capital has experience and relationships in the energy industry with investments in coal, oil and gas exploration and production assets, energy services and related sectors. Although it has no obligation to do so, Wexford Capital intends to complement our efforts of identifying and adding natural resource assets that will increase our distributable cash flow per unit over time. For example, Wexford Capital's knowledge of the Utica Shale and Cana Woodford regions enabled us to evaluate and acquire leases and mineral rights in those areas. Wexford Capital also identified and played an integral role in underwriting the closing of the Elk Horn Acquisition. Although Wexford Capital has no obligation to pursue acquisitions on our behalf, we believe that their activity and experience in the energy sector provides us a valuable resource for identifying, evaluating, and completing acquisitions.

    In addition, through its control of our general partner, Wexford provides vital services to us in a number of other areas, including with respect to the development of budgets and mine plans, capital allocation and internal growth decisions, capital-raising transactions, sales growth and development matters and long-range planning and business development.

Risk Factors

        An investment in our common units involves risks. You should carefully consider the risk factors described in "Risk Factors" beginning on page 21.

Management

        We are managed and operated by the board of directors and executive officers of our general partner, Rhino GP LLC. Wexford owns 100% of the outstanding membership interests of our general partner. Following this offering, Wexford will own approximately 57.3% and 98.6% of our outstanding common and subordinated units, respectively, and, through its ownership of our general partner, all of our incentive distribution rights. As a result of owning our general partner, Wexford has the right to appoint all members of the board of directors of our general partner, including the independent directors. Our unitholders are not entitled to elect our general partner or its directors or otherwise directly participate in our management or operation.

        Neither our general partner nor Wexford receives any management fee in connection with our general partner's management of our business. Our general partner, however, may receive incentive fees resulting from holding the incentive distribution rights. Please see "Provisions of our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash—General Partner Interest and Incentive Distribution Rights." We will reimburse our general partner and its affiliates, including Wexford, for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

        Our operations are conducted through, and our operating assets are owned by, our wholly owned subsidiary, Rhino Energy LLC, and its subsidiaries. Rhino Resource Partners LP does not have any employees. All of the employees that conduct our business are employed by our general partner or our subsidiaries.

        Wexford Capital is an SEC registered investment advisor. Wexford Capital manages a series of investment funds and has over $7.0 billion of assets under management. Formed in 1994, Wexford Capital manages a series of private equity and hedge funds. Wexford has particular experience in the energy/natural resources sector with investments in coal, oil and gas exploration and production assets, energy services and related sectors.

Conflicts of Interest and Fiduciary Duties

        Our general partner has a legal duty to manage us in a manner beneficial to holders of our common and subordinated units. This legal duty is commonly referred to as a "fiduciary duty." However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owners. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its owners, on the other hand.

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to limited partners and the partnership. Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner to our common unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner. By purchasing a common unit, a unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

        For a more detailed description of the conflicts of interest and the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties." For a description of other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

Principal Executive Offices

        Our principal executive offices are located at 424 Lewis Hargett Circle, Suite 250, Lexington, Kentucky. Our phone number is (859) 389-6500. Our website address is http://rhinolp.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Organizational Structure

        The following is a simplified diagram of our ownership structure after giving effect to this offering:

(1)
Represents investment funds managed by, and principals of, Wexford Capital. Please read "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions—Ownership Interests of Certain Directors of Our General Partner."

(2)
168,104 subordinated units are held by non-affiliates of our general partner.

(3)
Includes 3,660 common units issued to the independent directors of the board of directors of our general partner pursuant to our general partner's Long-Term Incentive Plan. Includes 12,393 common units issued to our employees in settlement of phantom units issued pursuant to our general partner's Long-Term Incentive Plan.

(4)
Includes a joint venture in which Rhino Energy LLC owns a 51% membership interest.

The Offering

Common units offered by us	2,500,000 common units (2,875,000 common units if the underwriters exercise their option to purchase additional common units in full).
Units outstanding before this offering (1)	12,419,153 common units and 12,397,000 subordinated units.
Units outstanding after this offering	14,919,153 common units (15,294,153 common units if the underwriters exercise their option to purchase additional common units in full) and 12,397,000 subordinated units.
Use of proceeds

We intend to use the net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, and the related contribution of our general partner to repay borrowings outstanding under our revolving credit facility. The net proceeds from any exercise of the underwriters' option to purchase additional common units and the related contribution by our general partner will also be used to repay borrowings under our revolving credit facility.

Please read "Use of Proceeds."
Cash distributions

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash from operations after establishment of cash reserves and payment of costs and expenses, including reimbursement of expenses to our general partner and its affiliates to unitholders of record on the applicable record date in the following manner:

• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $0.445 plus any arrearages from prior quarters;
• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.445; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.51175.
If cash distributions to our unitholders exceed $0.51175 per unit in any quarter, our unitholders and our general partner will receive distributions according to the following percentage allocations:

(1)
The number of common units outstanding includes 9,760 common units issued to the non-employee directors of the board of directors of our general partner pursuant to our general partner's Long-Term Incentive Plan. Includes 12,393 common units issued to our employees in settlement of phantom units issued pursuant to our general partner's Long-Term Incentive Plan.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
	above $0.51175 up to $0.55625	85.0%	15.0%
	above $0.55625 up to $0.6675	75.0%	25.0%
	above $0.6675	50.0%	50.0%

The percentage interests shown for our general partner include its 2.0% general partner interest. We refer to the additional increasing distributions to our general partner as "incentive distributions." We view these distributions as an incentive fee providing our general partner with a direct financial incentive to expand the profitability of our business to enable us to increase distributions to our limited partners. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash—General Partner Interest and Incentive Distribution Rights."

	For the quarter ended March 31, 2011, we paid unitholders a distribution of $0.455 per common and subordinated unit, or $1.82 on an annualized basis.
Subordinated units

The principal difference between our common and subordinated units is that in any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after we have earned and paid at least (1) $1.78 (the minimum quarterly distribution on an annualized basis) on each outstanding unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four quarter periods ending on or after June 30, 2013 or (2) $2.67 (150.0% of the annualized minimum quarterly distribution) on each outstanding unit and the corresponding distributions on our general partner's 2.0% interest and the related distribution on the incentive distribution rights for the four-quarter period immediately preceding that date.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holders of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

Ineligible citizens and redemption

Only eligible citizens (meaning a person or entity qualified to hold an interest in mineral leases on federal lands) will be entitled to receive distributions or be allocated income or loss from us. If a transferee or a unitholder, as the case may be, does not properly complete the transfer application or any required recertification, for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter and we have the right to redeem such units at a price which is equal to the lower of the transferee's or unitholder's purchase price or the then-current market price of such units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Ineligible Citizens; Redemption."

General partner's right to reset the target distribution levels

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%, in addition to distributions paid on its 2.0% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and general partner units. The number of common units to be issued to our general partner will equal the number of common units which would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Interests."

Limited voting rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business. Our unitholders have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Wexford will own an aggregate of 57.3% of our common and 98.6% of our subordinated units (or 55.9% of our common and 98.6% of our subordinated units, if the underwriters exercise their option to purchase additional common units in full). This gives Wexford the ability to prevent the removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read "The Partnership Agreement—Limited Call Right."

Material federal income tax consequences

For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences."

Exchange listing	Our common units are listed on the New York Stock Exchange ("NYSE") under the symbol "RNO."

Summary Historical Consolidated Financial and Operating Data

        The following table presents our summary historical consolidated financial and operating data for the periods and as of the dates indicated. On October 5, 2010, we completed our IPO. In conjunction with the IPO, on September 29, 2010, Wexford contributed all of their membership interests in Rhino Energy LLC to us. Because we had no assets or operations prior to our IPO, we present the historical results of our predecessor, Rhino Energy LLC, as our historical results which also includes the portion of full year 2010 results prior to the IPO that contributed to the total 2010 figures presented below as a total for us. The summary historical consolidated financial data as of December 31, 2010 and 2009 and for the three years ended December 31, 2010, 2009 and 2008 is derived from our audited historical consolidated financial statements and those of Rhino Energy LLC included in our annual report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference. The summary historical consolidated financial data as of December 31, 2008 is derived from our audited historical consolidated financial statements and those of Rhino Energy LLC, which are not included in this prospectus. The summary historical consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is derived from our unaudited historical condensed consolidated financial statements and those of Rhino Energy LLC included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and incorporated herein by reference. The summary historical consolidated financial data as of March 31, 2010 is derived from our unaudited historical condensed consolidated financial statements and those of Rhino Energy LLC, which are not included in this prospectus.

        For a detailed discussion of the summary historical consolidated financial data contained in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated herein by reference.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance and liquidity. EBITDA represents net income before interest expense, income taxes and depreciation, depletion and amortization. This measure is not calculated or presented in accordance with GAAP. We explain this measure under "—Non-GAAP Financial Measure" and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

				Condensed Consolidated
	Consolidated
				Three Months Ended March 31,
	Year Ended December 31,
	2010	2009	2008	2011	2010
	(in thousands, except per unit data)
Statement of Operations Data:
Total revenues	$305,647	$419,790	$438,924	$82,755	$66,603
Costs and expenses:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	220,756	336,335	364,912	61,042	46,352
Freight and handling costs	2,634	3,991	10,223	813	673
Depreciation, depletion and amortization	34,108	36,279	36,428	9,144	7,765
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	16,449	16,754	19,042	5,351	3,678
Asset impairment loss	652	—	—	—	—
(Gain) loss on sale of assets—net	(10,716)	1,710	451	(89)	(1)

Total costs and expenses	263,883	395,069	431,056	76,261	58,467

Income from operations	41,764	24,721	7,868	6,494	8,136
Interest and other income (expense):
Interest expense	(5,338)	(6,222)	(5,500)	(1,058)	(1,470)
Interest income	24	70	148	1	8
Equity in net income (loss) of unconsolidated affiliate (1)	4,699	893	(1,587)	699	(130)

Total interest and other income (expense)	(615)	(5,259)	(6,939)	(358)	(1,592)

Income before tax expense	41,149	19,462	929	6,136	6,544

Income tax expense (benefit)	—	—	—	—	—

Net income	$41,149	$19,462	$929	$6,136	$6,544

Net income per limited partner unit, basic and diluted	$0.22			$0.24
Weighted average number of limited partner units outstanding:
Basic	12,400			12,402
Diluted	12,413			12,431

				Condensed Consolidated
	Consolidated
				Three Months Ended March 31,
	Year Ended December 31,
	2010	2009	2008	2011	2010
	(in thousands, except per unit data)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$55,001	$41,495	$57,211	$5,995	$4,555
Investing activities	$(37,644)	$(27,344)	$(106,638)	$(6,913)	$(6,541)
Financing activities	$(17,968)	$(15,401)	$47,781	$1,793	$1,647
Other Financial Data:
EBITDA	$80,595	$61,964	$42,858	$16,338	$15,779
Capital expenditures (4)	$41,250	$29,657	$92,741	$8,705	$6,637
Balance Sheet Data (at period end):
Cash and cash equivalents	$76	$687	$1,937	$951	$347
Property and equipment, net	$282,577	$270,680	$282,863	$281,661	$269,603
Total assets	$358,645	$339,984	$352,536	$368,875	$347,488
Total liabilities	$111,028	$201,583	$234,225	$125,974	$202,543
Total debt—short term and long term	$36,528	$122,138	$138,027	$49,041	$123,833
Partners' capital/Members' equity	$247,617	$138,401	$118,311	$242,901	$144,944
Operating Data (1):
Tons of coal sold	4,306	6,699	7,977	1,119	949
Tons of coal produced/purchased	4,312	6,732	8,017	1,190	1,044
Coal revenues per ton (2)	$67.32	$59.98	$51.25	$70.17	$65.98
Cost of operations per ton (3)	$51.27	$50.21	$45.75	$54.53	$48.82

(1)
In May 2008, we entered into a joint venture with an affiliate of Patriot Coal Corporation that acquired the Rhino Eastern mining complex, which commenced production in August 2008. We have a 51% membership interest in, and serve as manager for, the joint venture. The operating data presented above do not include data with respect to the Rhino Eastern mining complex. The joint venture produced and sold approximately 0.1 million tons and approximately 0.3 million tons of premium mid-vol metallurgical coal for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively.

(2)
Coal revenues per ton represent total coal revenues derived from the sale of coal from all business segments, divided by total tons of coal sold for all segments.

(3)
Cost of operations per ton represents the cost of operations (exclusive of depreciation, depletion and amortization) from all business segments divided by total tons of coal sold for all segments.

(4)
The following table presents a reconciliation of total capital expenditures to net cash used for capital expenditures on a historical basis for each of the periods indicated:

				Condensed Consolidated
	Consolidated
				Three Months Ended March 31,
	Year Ended December 31,
	2010	2009	2008	2011	2010
	(in thousands)
Reconciliation of total capital expenditures to net cash used for capital expenditures:
Additions to property, plant and equipment	$26,248	$27,836	$78,076	$8,705	$6,637
Acquisitions of coal companies and coal properties	15,002	—	14,665	—	—
Acquisition of roof bolt manufacturing company	—	1,821	—	—	—

	41,250	29,657	92,741	8,705	6,637

Plus:
Additions to property, plant and equipment financed through long-term borrowings	—	—	—	—	—

Total capital expenditures	$41,250	$29,657	$92,741	$8,705	$6,637

  Non-GAAP Financial Measure

        EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, to assess:

  •
  our financial performance without regard to financing methods, capital structure or income taxes;

  •
  our ability to generate cash sufficient to make distributions to our unitholders; and

  •
  our ability to incur and service debt and to fund capital expenditures.

        EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, income from operations and cash flows from operating activities, and these measures may vary among other companies.

        EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated:

				Condensed Consolidated
	Consolidated
				Three Months Ended March 31,
	Year Ended December 31,
	2010	2009	2008	2011	2010
	(in thousands)
Reconciliation of EBITDA to net income:
Net income	$41,149	$19,462	$929	$6,136	$6,544
Plus:
Depreciation, depletion and amortization	34,108	36,279	36,428	9,144	7,765
Interest expense	5,338	6,222	5,501	1,058	1,470
Less:
Income tax benefit	—	—	—	—	—

EBITDA	$80,595	$61,964	$42,858	$16,338	$15,779

				Condensed Consolidated
	Consolidated
				Three Months Ended March 31,
	Year Ended December 31,
	2010	2009	2008	2011	2010
	(in thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$55,001	$41,495	$57,211	$5,995	$4,555
Plus:
Increase in net operating assets	10,260	17,190	—	10,286	10,828
Decrease in provision for doubtful accounts	—	—	—	—	—
Gain on sale of assets	—	—	—	89	1
Gain on acquisition	10,789	—	—	—	—
Gain on retirement of advance royalties	—	—	—	—	—
Interest expense	5,338	6,222	5,501	1,058	1,470
Settlement of litigation	—	1,773	—	—	—
Equity in net income of unconsolidated affiliate	4,699	893	—	699	—
Less:
Decrease in net operating assets	—	—	10,440	—	—
Accretion on interest-free debt	206	200	569	51	49
Amortization of advance royalties	865	215	471	587	276
Amortization of debt issuance costs	844	—	—	255	—
Increase in provision for doubtful accounts	—	19	—	—	—
Equity-based compensation	291	—	—	359	—
Loss on sale of assets	73	1,710	451	—	—
Loss on asset impairments	652	—	—	—	—
Loss on retirement of advance royalties	396	712	45	47	78
Income tax benefit	—	—	—	—	—
Accretion on asset retirement obligations	2,165	2,753	2,709	490	542
Equity in net loss of unconsolidated affiliate	—	—	1,587	—	130
Payment of abandoned public offering expenses (b)	—	—	3,582	—	—

EBITDA (a)	$80,595	$61,964	$42,858	$16,338	$15,779

(a)
Totals may not foot due to rounding.

(b)
In 2008, we attempted an initial public offering, which was not consummated. We recorded the related deferred costs as an SG&A expense in August of that year.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this prospectus and any other information that we have incorporated by reference in evaluating an investment in our common units.

        If any of the following risks or the risks described in the documents incorporated herein by reference were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment. These risks are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to the Elk Horn Acquisition

  If we fail to realize the anticipated benefits of the Elk Horn Acquisition, unitholders may receive lower returns than they expect.

        The success of our recent acquisition of Elk Horn will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects of Elk Horn's business. We may not realize the full benefits we expect to result from the acquisition, or realize these benefits within the time frame that is currently expected. The benefits of the acquisition may be offset by operating losses relating to changes in commodity prices, or in coal industry conditions, or by an increase in operating or other costs or other difficulties. For example, we have limited experience in the coal leasing business and cannot assure you that we will be able to effectively manage our new business operations or capitalize on expected business opportunities. Our limited experience in the coal leasing business could result in increased operating and other costs and have a material adverse effect on our results of operations and cash available for distribution to our unitholders. Further, we have not had the opportunity to evaluate Elk Horn management's estimate of coal reserves and non-reserve coal deposits to the same degree that we have had the opportunity to evaluate substantially all of our previously owned or controlled coal reserves and non-reserve coal deposits. As a result, it is possible that when we further evaluate Elk Horn's coal reserves and non-reserve coal deposits, the amount of the estimate could change materially. If we fail to realize the benefits we anticipate from the acquisition, unitholders may receive lower returns on our common units than they expect.

  The lessees' mining operations and their financial condition and results of operations are subject to some of the same risks and uncertainties that we face as a mine operator.

        The mining operations and financial condition and results of operations of Elk Horn's lessees are subject to the same risks and uncertainties that we face as a mine operator. Please see "—Risks Inherent in Our Business." If any such risks were to occur, the business, financial condition and results of operations of the lessees could be adversely affected and as a result our coal royalty revenues and cash available for distribution could be adversely affected.

  If Elk Horn lessees do not manage their operations well, their production volumes and our royalty revenues could decrease.

        Elk Horn depends on its lessees to effectively manage their operations on the leased properties. The lessees make their own business decisions with respect to their operations within the constraints of their leases, including decisions relating to:

  •
  marketing of the coal mined;

  •
  mine plans, including the amount to be mined and the method of mining;

  •
  processing and blending coal;

  •
  expansion plans and capital expenditures;

  •
  credit risk of their customers;

  •
  permitting;

  •
  insurance and surety bonding;

  •
  acquisition of surface rights and other coal estates;

  •
  employee wages;

  •
  transportation arrangements;

  •
  compliance with applicable laws, including environmental laws; and

  •
  mine closure and reclamation.

        A failure on the part of one of the lessees to make royalty payments could give Elk Horn the right to terminate the lease, repossess the property and enforce payment obligations under the lease. If Elk Horn repossessed any of its properties, it might not be able to find a replacement lessee or enter into a new lease on favorable terms within a reasonable period of time. In addition, the existing lessee could be subject to bankruptcy proceedings that could further delay the execution of a new lease or the assignment of the existing lease to another operator. If Elk Horn enters into a new lease, the replacement operator might not achieve the same levels of production or sell coal at the same price as the lessee it replaced. In addition, it may be difficult to secure new or replacement lessees for small or isolated coal reserves, since industry trends toward consolidation favor larger-scale, higher-technology mining operations in order to increase productivity.

  Lessees could satisfy obligations to their customers with coal from properties other than Elk Horn's, depriving us of the ability to receive amounts in excess of minimum royalty payments.

        Coal supply contracts often require operators to satisfy their obligations to their customers with resources mined from specific reserves or may provide the operator flexibility to source the coal from various reserves. Several factors may influence a lessee's decision to supply its customers with coal mined from properties we do not own or lease, including the royalty rates under the lessee's lease with us, mining conditions, mine operating costs, cost and availability of transportation, and customer specifications. If a lessee satisfies its obligations to its customers with coal from properties Elk Horn does not own or lease, production on its properties will decrease, and we will receive lower royalty revenues.

  A lessee may incorrectly report royalty revenues, which might not be identified by Elk Horn's lessee audit process or its mine inspection process or, if identified, might be identified in a subsequent period.

        Elk Horn depends on its lessees to correctly report production and royalty revenues on a monthly basis. Its regular lessee audits and mine inspections may not discover any irregularities in these reports or, if Elk Horn does discover errors, it might not identify them in the reporting period in which they occurred. Any undiscovered reporting errors could result in a loss of royalty revenues and errors identified in subsequent periods could lead to accounting disputes as well as disputes with the lessees.

Risks Inherent in Our Business

  We may not have sufficient cash to enable us to pay the minimum quarterly distribution on our common units following establishment of cash reserves and payment of costs and expenses, including reimbursement of expenses to our general partner.

        We may not have sufficient cash each quarter to pay the full amount of our minimum quarterly distribution of $0.445 per unit, or $1.78 per unit per year. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the amount of coal we are able to produce from our properties, which could be adversely affected by, among other things, operating difficulties and unfavorable geologic conditions;

  •
  the price at which we are able to sell coal, which is affected by the supply of and demand for domestic and foreign coal;

  •
  the level of our operating costs, including reimbursement of expenses to our general partner and its affiliates. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed;

  •
  the proximity to and capacity of transportation facilities;

  •
  the price and availability of alternative fuels;

  •
  the impact of future environmental and climate change laws and regulations, including those impacting coal-fired power plants;

  •
  the level of worldwide energy and steel consumption;

  •
  prevailing economic and market conditions;

  •
  difficulties in collecting our receivables because of credit or financial problems of customers;

  •
  the effects of new or expanded health and safety laws or regulations;

  •
  domestic and foreign governmental regulation, including changes in governmental regulation of the mining industry, the electric utility industry or the steel industry;

  •
  changes in tax laws;

  •
  weather conditions; and

  •
  force majeure.

  A decline in coal prices could adversely affect our results of operations and cash available for distribution to our unitholders.

        Our results of operations and the value of our coal reserves are significantly dependent upon the prices we receive for our coal as well as our ability to improve productivity and control costs. The prices we receive for coal depend upon factors beyond our control, including:

  •
  the supply of domestic and foreign coal;

  •
  the demand for domestic and foreign coal, which is significantly affected by the level of consumption of steam coal by electric utilities and the level of consumption of metallurgical coal by steel producers;

  •
  the proximity to, and capacity of, transportation facilities;

  •
  domestic and foreign governmental regulations, particularly those relating to the environment, climate change, health and safety;

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  the level of domestic and foreign taxes;

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  the price and availability of alternative fuels for electricity generation;

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  weather conditions;

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  terrorist attacks and the global and domestic repercussions from terrorist activities; and

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  prevailing economic conditions.

        Any adverse change in these factors could result in weaker demand and lower prices for our products. In addition, the recent global economic downturn, coupled with the global financial and credit market disruptions, has had an impact on the coal industry generally and may continue to do so. The demand for electricity may remain at low levels or further decline if economic conditions remain weak. If these trends continue, we may not be able to sell all of the coal we are capable of producing or sell our coal at prices comparable to recent years. Recent low prices for natural gas, which is a substitute for coal generated power, may also lead to continued decreased coal consumption by electricity-generating utilities. A substantial or extended decline in the prices we receive for our coal supply contracts could materially and adversely affect our results of operations.

  We could be negatively impacted by the competitiveness of the global markets in which we compete and declines in the market demand for coal.

        We compete with coal producers in various regions of the United States and overseas for domestic and international sales. The domestic demand for, and prices of, our coal primarily depend on coal consumption patterns of the domestic electric utility industry and the domestic steel industry. Consumption by the domestic electric utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing coal and alternative fuel sources, such as natural gas, nuclear, hydroelectric power and other renewable energy sources. Consumption by the domestic steel industry is primarily affected by economic growth and the demand for steel used in construction as well as appliances and automobiles. In recent years, the competitive environment for coal was impacted by sustained growth in a number of the largest markets in the world, including the United States, China, Japan and India, where demand for both electricity and steel have supported prices for steam and metallurgical coal. The economic stability of these markets has a significant effect on the demand for coal and the level of competition in supplying these markets. In addition, the recent Fukushima Daiichi accident has led some countries to reassess their use of nuclear energy. Ongoing reviews of nuclear plants could effect demand for coal. The cost of ocean transportation and the value of the U.S. dollar in relation to foreign currencies significantly impact the relative attractiveness of our coal as we compete on price with foreign coal producing sources. During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. Increased competition by coal producers or producers of alternate fuels could decrease the demand for, or pricing of, or both, for our coal, adversely impacting our results of operations and cash available for distribution.

        Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on prevailing market conditions. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, potentially reducing the price we could obtain for this coal and adversely impacting our cash flows, results of operations and cash available for distribution.

  Our mining operations are subject to extensive and costly environmental laws and regulations, and such current and future laws and regulations could materially increase our operating costs or limit our ability to produce and sell coal.

        The coal mining industry is subject to numerous and extensive federal, state and local environmental laws and regulations, including laws and regulations pertaining to permitting and licensing requirements, air quality standards, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, the storage, treatment and disposal of wastes, protection of wetlands, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. The costs, liabilities and requirements associated with these laws and regulations are significant and time-consuming and may delay commencement or continuation of our operations. Moreover, the possibility exists that new laws or regulations (or new judicial interpretations or enforcement policies of existing laws and regulations) could materially affect our mining operations, results of operations and cash available for distribution to our unitholders, either through direct impacts such as those regulating our existing mining operations, or indirect impacts such as those that discourage or limit our customers' use of coal. Although we believe that we are in substantial compliance with existing laws and regulations, we may, in the future, experience violations that would subject us to administrative, civil and criminal penalties and a range of other possible sanctions. The enforcement of laws and regulations governing the coal mining industry has increased substantially. As a result, the consequences for any noncompliance may become more significant in the future.

        Our operations use petroleum products, coal processing chemicals and other materials that may be considered "hazardous materials" under applicable environmental laws and have the potential to generate other materials, all of which may affect runoff or drainage water. In the event of environmental contamination or a release of these materials, we could become subject to claims for toxic torts, natural resource damages and other damages and for the investigation and clean up of soil, surface water, groundwater, and other media, as well as abandoned and closed mines located on property we operate. Such claims may arise out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire.

  The government extensively regulates mining operations, especially with respect to mine safety and health, which imposes significant actual and potential costs on us, and future regulation could increase those costs or limit our ability to produce coal.

        Coal mining is subject to inherent risks to safety and health. As a result, the coal mining industry is subject to stringent safety and health standards. Fatal mining accidents in the United States in recent years have received national attention and have led to responses at the state and federal levels that have resulted in increased regulatory scrutiny of coal mining operations, particularly underground mining operations. More stringent state and federal mine safety laws and regulations have included increased sanctions for non-compliance. Moreover, future workplace accidents are likely to result in more stringent enforcement and possibly the passage of new laws and regulations.

        Within the last few years, the industry has seen enactment of the Federal Mine Improvement and New Emergency Response Act of 2006, or the MINER Act, subsequent additional legislation and regulation imposing significant new safety initiatives and the Dodd-Frank Act, which, among other things, imposes new mine safety information reporting requirements. The MINER Act significantly amended the Federal Mine Safety and Health Act of 1977, or the Mine Act, imposing more extensive and stringent compliance standards, increasing criminal penalties and establishing a maximum civil penalty for non-compliance, and expanding the scope of federal oversight, inspection, and enforcement activities. Following the passage of the MINER Act, the U.S. Mine Safety and Health Administration, or MSHA, issued new or more stringent rules and policies on a variety of topics, including:

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  sealing off abandoned areas of underground coal mines;

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  mine safety equipment, training and emergency reporting requirements;

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  substantially increased civil penalties for regulatory violations;

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  training and availability of mine rescue teams;

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  underground "refuge alternatives" capable of sustaining trapped miners in the event of an emergency;

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  flame-resistant conveyor belt, fire prevention and detection, and use of air from the belt entry; and

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  post-accident two-way communications and electronic tracking systems.

        Subsequent to passage of the MINER Act, various coal producing states, including West Virginia, Ohio and Kentucky, have enacted legislation addressing issues such as mine safety and accident reporting, increased civil and criminal penalties, and increased inspections and oversight. Other states may pass similar legislation in the future. Additional federal and state legislation that would further increase mine safety regulation, inspection and enforcement, particularly with respect to underground mining operations, has also been considered.

        MSHA is also considering a new rule regarding respirable coal mine dust that, if promulgated, would lower the allowable average concentration of respirable dust, allow for single shift sampling to determine noncompliance and establish regulations for the use of Continuous Personal Dust Monitors (CPDM), among other things. Although still in the comment stage, this proposed rule could require significant expenditures in order to comply.

        Although we are unable to quantify the full impact, implementing and complying with these new laws and regulations could have an adverse impact on our results of operations and cash available for distribution to our unitholders and could result in harsher sanctions in the event of any violations. Please read "Item 1. Business—Regulation and Laws" of our Annual Report on Form 10-K.

  Penalties, fines or sanctions levied by MSHA could have a material adverse effect on our business, results of operations and cash available for distribution.

        Surface and underground mines like ours are continuously inspected by MSHA, which often leads to notices of violation. Recently, MSHA has been conducting more frequent and more comprehensive inspections.

        On November 19, 2010, Rhino Eastern received an MSHA notification of a potential pattern of violations under Section 104(e) of the Mine Act for Rhino Eastern's Eagle #1 Mine located in Bolt, West Virginia, based on MSHA's initial screening of compliance records for the twelve months ended August 31, 2010 and of accident and employment records for the twelve months ended June 30, 2010. On December 7, 2010, Rhino Eastern submitted a Corrective Action Plan to MSHA and this plan became effective on December 31, 2010. In a letter dated March 15, 2011, MSHA notified Rhino Eastern that MSHA concluded that Rhino Eastern's Eagle #1 Mine achieved the target for its significant and substantial ("S&S") violations during the potential pattern of violations period. Because Rhino Eastern reduced its S&S violations to the targeted rate of S&S violations, MSHA decided to not consider Eagle #1 Mine for a pattern of violations notice pursuant to Section 104(e)(1) of the Mine Act at such time. We cannot predict whether or not future violations would cause MSHA to reconsider Eagle #1 Mine for a pattern of violations notice.

        On March 18, 2011, Rhino Eastern received two imminent danger orders under Section 107(a) of the Mine Act for Eagle #1 Mine. The orders stated that mining was being conducted beneath a previously mined area that was holding an unspecified amount of water and that water was observed entering the mine through the roof. According to MSHA, the water entering the mine has created a risk for miners working in the mine. On April 8, 2011, MSHA terminated the imminent danger orders after we successfully drained the pools of water that caused MSHA to issue the two imminent danger orders, which allowed Rhino Eastern to resume production at the Eagle #1 Mine.

        On June 24, 2011, our subsidiary, CAM Mining LLC received notice that on June 23, 2011, MSHA commenced an action in the United States District Court of the Eastern District of Kentucky seeking injunctive relief as a result of alleged violations of Sections 103, 104, and 108 of the Mine Act occurring at Mine 28 in connection with an inspection on June 17, 2011 by MSHA inspectors. More specifically, MSHA was notified that CAM Mining LLC employees had allegedly been smoking underground at Mine 28, which has an alleged history of methane and hydrocarbon production and ignition. The complaint alleges that when MSHA inspectors arrived at Mine 28 to inspect the mine with respect to the smoking allegation, CAM Mining LLC employees gave advance notice of the inspection to miners working underground and that this advance notice hindered, interfered with and delayed the inspection by MSHA. The complaint asserts that the MSHA inspectors did not find any evidence of smoking paraphernalia during the inspection, which was allegedly the result of this advance notice. Although the mine safety laws permit MSHA to pursue a number of remedies for violations of the advance warning prohibitions, the complaint seeks an injunction to enjoin CAM Mining LLC from any further violations of Sections 103, 104, and 108 of the Mine Act. On June 30, 2011, MSHA obtained a temporary restraining order prohibiting such further violations. We are currently investigating the allegations in the complaint and intends to continue to fully cooperate with MSHA to ensure that all mine safety and health regulations are being complied with at its mines.

        As a result of these and future inspections and alleged violations and potential violations, we could be subject to material fines, penalties or sanctions. Any of our mines could be subject to a temporary or extended shut down as a result of an alleged MSHA violation. Any such penalties, fines or sanctions could have a material adverse effect on our business, results of operations and cash available for distribution.

  We may be unable to obtain and/or renew permits necessary for our operations, which could prevent us from mining certain reserves.

        Numerous governmental permits and approvals are required for mining operations, and we can face delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits and approvals, including environmental permits. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing mining operations or the development of future mining operations. In addition, the public has certain statutory rights to comment upon and otherwise impact the permitting process, including through court intervention. Over the past few years, the length of time needed to bring a new surface mine into production has increased because of the increased time required to obtain necessary permits. The slowing pace at which permits are issued or renewed for new and existing mines has materially impacted production in Appalachia, but could also affect other regions in the future.

        Individual or general permits under Section 404 of the CWA are required to discharge dredged or fill material into waters of the United States. Our surface coal mining operations typically require such permits to authorize such activities as the creation of slurry ponds, stream impoundments, and valley fills. The Corps is authorized to issue "nationwide" permits for specific categories of activities that are similar in nature and that are determined to have minimal adverse environmental effects. We may no longer seek general permits under NWP 21 because on June 17, 2010, the Corps suspended the use of NWP 21, but NWP 21 authorizations already granted remain in effect.

        Moreover, on April 1, 2010, the EPA issued interim final guidance substantially revising the environmental review of Section 402 and Section 404 permits by state and federal agencies. This guidance follows up on the June 11, 2009 Enhanced Coordination Process Memorandum for the issuance of 404 permits whereby EPA undertook a new level of review of 404 permits than it had previously undertaken. Not only is EPA reviewing new permits before they are issued, EPA has recently exercised its "veto" power on January 14, 2011 to withdraw or restrict the use of previously issued permits in connection with the Spruce No. 1 Surface Mine in West Virginia, which is one of the largest surface mining operations ever authorized in Appalachia. This action is the first time that such power was exercised with regard to a previously permitted coal mining project. EPA's use of its guidance and Enhanced Coordination Process Memorandum have created significant uncertainty about the time required to obtain new permits, the terms of those permits, and the possible rejection of permit applications. More frequent use of the EPA's Section 404 "veto" power including any application of this power to previously permitted projects could create uncertainty with regard to our lessees' continued use of their current permits, as well as impose additional time and cost burdens on future operations, potentially adversely affecting our coal royalties revenues.

        Please read "Part I, Item 1. Business—Regulation and Laws—Clean Water Act" of our Annual Report on Form 10-K for a discussion of recent litigation and regulatory developments related to the CWA. An inability to conduct our mining operations pursuant to applicable permits would reduce our production and cash flows, which could limit our ability to make distributions to our unitholders.

  Our mining operations are subject to operating risks that could adversely affect production levels and operating costs.

        Our mining operations are subject to conditions and events beyond our control that could disrupt operations, resulting in decreased production levels and increased costs.

        These risks include:

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  unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

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  inability to acquire or maintain necessary permits or mining or surface rights;

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  changes in governmental regulation of the mining industry or the electric utility industry;

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  adverse weather conditions and natural disasters;

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  accidental mine water flooding;

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  labor-related interruptions;

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  transportation delays;

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  mining and processing equipment unavailability and failures and unexpected maintenance problems; and

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  accidents, including fire and explosions from methane.

        Any of these conditions may increase the cost of mining and delay or halt production at particular mines for varying lengths of time, which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

        On June 27, 2011, a rib fall at Rhino Eastern's Eagle #1 Mine resulted in the death of an employee, and production at the Eagle #1 Mine was temporarily idled.

        In general, mining accidents present a risk of various potential liabilities depending on the nature of the accident, the location, the proximity of employees or other persons to the accident scene and a range of other factors. Possible liabilities arising from a mining accident include workmen's compensation claims or civil lawsuits for workplace injuries, claims for personal injury or property damage by people living or working nearby and fines and penalties including possible criminal enforcement against us and certain of our employees. In addition, a significant accident that results in a mine shut-down could give rise to liabilities for failure to meet the requirements of coal-supply agreements especially if the counterparties dispute our invocation of the force majeure provisions of those agreements. We maintain insurance coverage to mitigate the risks of certain of these liabilities, including business interruption insurance, but those policies are subject to various exclusions and limitations and we cannot assure you that we will receive coverage under those policies for any personal injury, property damage or business interruption claims that may arise out of such an accident. Moreover, certain potential liabilities such as fines and penalties are not insurable risks. Thus, a serious mine accident may result in material liabilities that adversely affect our results of operations and cash available for distribution.

  Fluctuations in transportation costs or disruptions in transportation services could increase competition or impair our ability to supply coal to our customers, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        Transportation costs represent a significant portion of the total cost of coal for our customers and, as a result, the cost of transportation is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive energy source or could make our coal production less competitive than coal produced from other sources.

        Significant decreases in transportation costs could result in increased competition from coal producers in other regions. For instance, coordination of the many eastern U.S. coal loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. Historically, high coal transportation rates from the western coal producing regions limited the use of western coal in certain eastern markets. The increased competition could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

        We depend primarily upon railroads, barges and trucks to deliver coal to our customers. Disruption of any of these services due to weather-related problems, strikes, lockouts, accidents, mechanical difficulties and other events could temporarily impair our ability to supply coal to our customers, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        In recent years, the states of Kentucky and West Virginia have increased enforcement of weight limits on coal trucks on their public roads. It is possible that other states may modify their laws to limit truck weight limits. Such legislation and enforcement efforts could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production and could adversely affect our results of operations and cash available for distribution.

  A shortage of skilled labor in the mining industry could reduce productivity and increase operating costs, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        Efficient coal mining using modern techniques and equipment requires skilled laborers. The coal industry is experiencing a shortage of skilled labor as well as rising labor and benefit costs, due in large part to demographic changes as existing miners retire at a faster rate than new miners are entering the workforce. If the shortage of experienced labor continues or worsens or coal producers are unable to train enough skilled laborers, there could be an adverse impact on labor productivity, an increase in our costs and our ability to expand production may be limited. If coal prices decrease or our labor prices increase, our results of operations and cash available for distribution to our unitholders could be adversely affected.

  Unexpected increases in raw material costs, such as steel, diesel fuel and explosives could adversely affect our results of operations.

        Our coal mining operations are affected by commodity prices. We use significant amounts of steel, diesel fuel, explosives and other raw materials in our mining operations, and volatility in the prices for these raw materials could have a material adverse effect on our operations. Steel prices and the prices of scrap steel, natural gas and coking coal consumed in the production of iron and steel fluctuate significantly and may change unexpectedly. Additionally, a limited number of suppliers exist for explosives, and any of these suppliers may divert their products to other industries. Shortages in raw materials used in the manufacturing of explosives, which, in some cases, do not have ready substitutes, or the cancellation of supply contracts under which these raw materials are obtained, could increase the prices and limit the ability of us or our contractors to obtain these supplies. Future volatility in the price of steel, diesel fuel, explosives or other raw materials will impact our operating expenses and could adversely affect our results of operations and cash available for distribution.

  If we are not able to acquire replacement coal reserves that are economically recoverable, our results of operations and cash available for distribution to our unitholders could be adversely affected.

        Our results of operations and cash available for distribution to our unitholders depend substantially on obtaining coal reserves that have geological characteristics that enable them to be mined at competitive costs and to meet the coal quality needed by our customers. Because we deplete our reserves as we mine coal, our future success and growth will depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. If we fail to acquire or develop additional reserves, our existing reserves will eventually be depleted. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our results of operations and cash available for distribution to our unitholders. Exhaustion of reserves at particular mines with certain valuable coal characteristics also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

  Inaccuracies in our estimates of coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs.

        We base our and the joint venture's coal reserve and non-reserve coal deposit estimates on engineering, economic and geological data assembled and analyzed by our staff, which is periodically audited by independent engineering firms. These estimates are also based on the expected cost of production and projected sale prices and assumptions concerning the permitability and advances in mining technology. The estimates of coal reserves and non-reserve coal deposits as to both quantity and quality are periodically updated to reflect the production of coal from the reserves, updated geologic models and mining recovery data, recently acquired coal reserves and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating quantities and qualities of coal reserves and non-reserve coal deposits and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results. These factors and assumptions relate to:

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  quality of coal;

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  geological and mining conditions and/or effects from prior mining that may not be fully identified by available exploration data or which may differ from our experience in areas where we currently mine;

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  the percentage of coal in the ground ultimately recoverable;

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  the assumed effects of regulation, including the issuance of required permits, taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

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  historical production from the area compared with production from other similar producing areas;

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  the timing for the development of reserves; and

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  assumptions concerning equipment and productivity, future coal prices, operating costs, capital expenditures and development and reclamation costs.

        For these reasons, estimates of the quantities and qualities of the economically recoverable coal attributable to any particular group of properties, classifications of coal reserves and non-reserve coal deposits based on risk of recovery, estimated cost of production and estimates of net cash flows expected from particular reserves as prepared by different engineers or by the same engineers at different times may vary materially due to changes in the above factors and assumptions. Actual production from identified coal reserve and non-reserve coal deposit areas or properties and revenues and expenditures associated with our and the joint venture's mining operations may vary materially from estimates. Accordingly, these estimates may not reflect our and the joint venture's actual coal reserves or non-reserve coal deposits. Any inaccuracy in our estimates related to our and the joint venture's coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs, which could have a material adverse effect on our ability to make cash distributions.

  We invest in non-coal natural resource assets, which could result in a material adverse effect on our results of operations and cash available for distribution to our unitholders.

        Part of our business strategy is to expand our operations through strategic acquisitions, which includes investing in non-coal natural resources assets. Our executive officers do not have experience investing in or operating non-coal natural resources assets and we may be unable to hire additional management with relevant expertise in operating such assets. Acquisitions of non-coal natural resource assets could expose us to new and additional operating and regulatory risks, including commodity price risk, which could result in a material adverse effect on our results of operations and cash available for distribution to our unitholders.

        During the first half of 2011, we invested approximately $4.3 million and $7.0 million for mineral rights in the Cana Woodford region of Oklahoma and oil and gas leases in the Utica Shale region of northeastern Ohio, respectively. The oil and natural gas markets are highly volatile, and we cannot predict future oil and natural gas prices. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. Such fluctuations could cause us not to realize the full benefits from such investments.

        In addition, the natural gas industry could be impacted by the controversy surrounding hydraulic fracturing to extract shale gas. This could include additional regulations imposed on the industry.

  The amount of estimated maintenance capital expenditures our general partner is required to deduct from operating surplus each quarter could increase in the future, resulting in a decrease in available cash from operating surplus that could be distributed to our unitholders.

        Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance capital expenditures as opposed to actual maintenance capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance capital expenditures, such as reserve replacement costs or refurbishment or replacement of mine equipment. Our annual estimated maintenance capital expenditures for purposes of calculating operating surplus is $18 million to $22 million for 2011. This amount is based on our current estimates of the amounts of expenditures we will be required to make in the future to maintain our long-term operating capacity, which we believe to be reasonable. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. The amount of our estimated maintenance capital expenditures may be more than our actual maintenance capital expenditures, which will reduce the amount of available cash from operating surplus that we would otherwise have available for distribution to unitholders. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, with any change approved by the conflicts committee. In addition to estimated maintenance capital expenditures, reimbursement of expenses incurred by our general partner and its affiliates will reduce the amount of available cash from operating surplus that we would otherwise have available for distribution to our unitholders. Please read "—Risks Inherent in an Investment in Us—Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner."

  Existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce the demand for our coal. A reduction in demand for our coal could adversely affect our results of operations and cash available for distribution to our unitholders.

        Federal, state and local laws and regulations extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants and other consumers of our coal. These laws and regulations can require significant emission control expenditures, and various new and proposed laws and regulations may require further emission reductions and associated emission control expenditures. A certain portion of our coal has a medium to high sulfur content, which results in increased sulfur dioxide emissions when combusted and therefore the use of our coal imposes certain additional costs on customers. Accordingly, these laws and regulations may affect demand and prices for our higher sulfur coal. Please read "Part I, Item 1. Business—Regulation and Laws" of our Annual Report on Form 10-K.

  Federal and state laws restricting the emissions of greenhouse gases in areas where we conduct our business or sell our coal could adversely affect our operations and demand for our coal.

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" and including carbon dioxide and methane, may be contributing to warming of the Earth's atmosphere. In response to such studies, some states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the development of regional greenhouse gas cap-and-trade programs. Should Congress pass legislation in the future limiting greenhouse gas emissions, it may drive customers towards fuels with lower greenhouse gas emissions.

        In the wake of the Supreme Court's April 2, 2007 decision in Massachusetts, et al. v. EPA, which held that greenhouse gases fall under the definition of "air pollutant" in the federal Clean Air Act, or CAA, in December 2009 the EPA issued a final rule declaring that six greenhouse gases, including carbon dioxide and methane, "endanger both the public health and the public welfare of current and future generations." The issuance of this "endangerment finding" allows the EPA to begin regulating greenhouse gas emissions under existing provisions of the federal CAA. As a result, the EPA is moving forward with regulating greenhouse gas emissions. Currently, the EPA is in the process of drafting New Source Performance Standards to control greenhouse gas emissions from electronic power plants and oil refineries. However, some proposals in Congress would limit the EPA's authority to regulate greenhouse gases.

        The permitting of new coal-fired power plants has also been contested by state regulators and environmental organizations for concerns related to greenhouse gas emissions from the new plants. In addition, several permits issued to new coal-fired power plants without limits on greenhouse gas emissions have been appealed to EPA's Environmental Appeals Board.

        As a result of these current and proposed laws, regulations and trends, electricity generators may elect to switch to other fuels that generate less greenhouse gas emissions, possibly further reducing demand for our coal, which could adversely affect our results of operations and cash available for distribution to our unitholders. Please read "Part I, Item 1. Business—Regulation and Laws—Carbon Dioxide Emissions" of our Annual Report on Form 10-K.

  Federal and state laws require bonds to secure our obligations to reclaim mined property. Our inability to acquire or failure to maintain, obtain or renew these surety bonds could have an adverse effect on our ability to produce coal, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        We are required under federal and state laws to place and maintain bonds to secure our obligations to repair and return property to its approximate original state after it has been mined (often referred to as "reclamation") and to satisfy other miscellaneous obligations. Federal and state governments could increase bonding requirements in the future. Certain business transactions, such as coal leases and other obligations, may also require bonding. We may have difficulty procuring or maintaining our surety bonds. Our bond issuers may demand higher fees, additional collateral, including supporting letters of credit or posting cash collateral, or other terms less favorable to us upon those renewals. The failure to maintain or the inability to acquire sufficient surety bonds, as required by state and federal laws, could subject us to fines and penalties as well as the loss of our mining permits. Such failure could result from a variety of factors, including:

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  the lack of availability, higher expense or unreasonable terms of new surety bonds;

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  the ability of current and future surety bond issuers to increase required collateral; and

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  the exercise by third-party surety bond holders of their right to refuse to renew the surety bonds.

        We maintain surety bonds with third parties for reclamation expenses and other miscellaneous obligations. It is possible that we may in the future have difficulty maintaining our surety bonds for mine reclamation. Due to current economic conditions and the volatility of the financial markets, surety bond providers may be less willing to provide us with surety bonds or maintain existing surety bonds or may demand terms that are less favorable to us than the terms we currently receive. We may have greater difficulty satisfying the liquidity requirements under our existing surety bond contracts. As of March 31, 2011, we had $74.2 million in reclamation surety bonds, secured by $20.8 million in letters of credit outstanding under our credit agreement. Our credit agreement provides for a $250 million working capital revolving credit facility, of which up to $50.0 million may be used for letters of credit. If we do not maintain sufficient borrowing capacity under our revolving credit facility for additional letters of credit, we may be unable to obtain or renew surety bonds required for our mining operations. For more information, please read "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" of our Annual Report on Form 10-K. If we do not maintain sufficient borrowing capacity or have other resources to satisfy our surety and bonding requirements, our operations and cash available for distribution to our unitholders could be adversely affected.

  We depend on a few customers for a significant portion of our revenues. If a substantial portion of our supply contracts terminate or if any of these customers were to significantly reduce their purchases of coal from us, and we are unable to successfully renegotiate or replace these contracts on comparable terms, then our results of operations and cash available for distribution to our unitholders could be adversely affected.

        We sell a material portion of our coal under supply contracts. As of July 7, 2011 we had sales commitments for approximately 51% of our estimated coal production (including purchased coal to supplement our production and excluding results from the joint venture) for the year ending December 31, 2012. When our current contracts with customers expire, our customers may decide not to extend or enter into new contracts. We derived approximately 82.5% and 84.5% of our total revenues from coal sales (excluding results from the joint venture) to our ten largest customers for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively, with affiliates of our top three customers accounting for approximately 43.0% and 42.9% of our coal revenues for the year ended December 31, 2010 and the three months ended March 31, 2011.

        In the absence of long-term contracts, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including different pricing terms. Negotiations to extend existing contracts or enter into new long-term contracts with those and other customers may not be successful, and those customers may not continue to purchase coal from us under long-term coal supply contracts or may significantly reduce their purchases of coal from us. In addition, interruption in the purchases by or operations of our principal customers could significantly affect our results of operations and cash available for distribution. Unscheduled maintenance outages at our customers' power plants and unseasonably moderate weather are examples of conditions that might cause our customers to reduce their purchases. Our mines may have difficulty identifying alternative purchasers of their coal if their existing customers suspend or terminate their purchases. The amount and terms of sales of coal produced from our Rhino Eastern mining complex are controlled by an affiliate of Patriot pursuant to the joint venture agreement. We cannot guarantee that Patriot will be successful in obtaining coal supply contracts at favorable prices, if at all, which could have a material adverse effect on our results of operations and cash available for distribution to our unitholders. For additional information relating to these contracts, please read "Part I, Item 1. Business—Customers—Coal Supply Contracts" of our Annual Report on Form 10-K.

  Any change in consumption patterns by utilities away from the use of coal, such as resulting from current low natural gas prices, could affect our ability to sell the coal we produce, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        Excluding results from the joint venture, steam coal accounted for approximately 84% of our coal sales volume for the year ended December 31, 2010 and the three months ended March 31, 2011. The majority of our sales of steam coal during this period were to electric utilities for use primarily as fuel for domestic electricity consumption. The amount of coal consumed by the domestic electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations, and the price and availability of competing fuels for power plants such as nuclear, natural gas and oil as well as alternative sources of energy. We compete generally with producers of other fuels, such as natural gas and oil. A decline in price for these fuels could cause demand for coal to decrease and adversely affect the price of our coal. For example, low natural gas prices have led, in some instances, to decreased coal consumption by electricity-generating utilities. If alternative energy sources, such as nuclear, hydroelectric, wind or solar, become more cost-competitive on an overall basis, demand for coal could decrease and the price of coal could be materially and adversely affected. Further, legislation requiring, subsidizing or providing tax benefit for the use of alternative energy sources and fuels, or legislation providing financing or incentives to encourage continuing technological advances in this area, could further enable alternative energy sources to become more competitive with coal. A decrease in coal consumption by the domestic electric utility industry could adversely affect the price of coal, which could materially adversely affect our results of operations and cash available for distribution to our unitholders.

  Certain provisions in our long-term supply contracts may provide limited protection during adverse economic conditions, may result in economic penalties to us or permit the customer to terminate the contract.

        Price adjustment, "price re-opener" and other similar provisions in our supply contracts may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Price re-opener provisions typically require the parties to agree on a new price. Failure of the parties to agree on a price under a price re-opener provision can lead to termination of the contract. Any adjustment or renegotiations leading to a significantly lower contract price could adversely affect our results of operations and cash available for distribution to our unitholders.

        Coal supply contracts also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply contracts also contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. In addition, certain of our supply contracts permit the customer to terminate the agreement in the event of changes in regulations affecting our industry that increase the price of coal beyond a specified limit.

  Disruption in supplies of coal produced by contractors operating at our mines could temporarily impair our ability to fill our customers' orders or increase our costs.

        We at times use contractors to operate certain of our mines. For the year ended December 31, 2010 and the three months ended March 31, 2011, approximately 8% of our total coal production was from contractor-operated mines. Disruption in our supply of coal produced by these contractors could temporarily impair our ability to fill our customers' orders or require us to pay higher prices in order to obtain the required coal from other sources. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers and other factors beyond our control could affect the availability, pricing and quality of coal produced by our contractors. Any increase in the prices we pay for contractor-produced coal could increase our costs and therefore adversely affect our results of operations and cash available for distribution to our unitholders.

  Defects in title in the properties that we own or loss of any leasehold interests could limit our ability to mine these properties or result in significant unanticipated costs.

        We conduct a significant part of our mining operations on leased properties. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Title to most of our owned and leased properties and the associated mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our grantors or lessors, as the case may be. Our right to mine some reserves would be adversely affected by defects in title or boundaries or if a lease expires. Any challenge to our title or leasehold interest could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property. Mining operations from time to time may rely on a lease that we are unable to renew on terms at least as favorable, if at all. In such event, we may have to close down or significantly alter the sequence of mining operations or incur additional costs to obtain or renew such leases, which could adversely affect our future coal production. If we mine on property that we do not control, we could incur liability for such mining. Our sponsor,

Wexford Capital, will not indemnify us for losses attributable to title defects in the properties that we own or lease.

  Our work force could become unionized in the future, which could adversely affect our production and labor costs and increase the risk of work stoppages.

        Currently, none of our employees are represented under collective bargaining agreements. However, we cannot assure you that all of our work force will remain union-free in the future. If some or all of our work force were to become unionized, it could adversely affect our productivity and labor costs and increase the risk of work stoppages.

  We depend on key personnel for the success of our business.

        We depend on the services of our senior management team and other key personnel. The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available.

  If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.

        The Federal Surface Mining Control and Reclamation Act of 1977 and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of underground mining. Estimates of our total reclamation and mine closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed both periodically by our management and annually by independent third-party engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly. Please read "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Asset Retirement Obligations" of our Annual Report on Form 10-K. Wexford will not indemnify us against any reclamation or mine closing liabilities associated with our assets.

  Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

        As of July 7, 2011, we had borrowings outstanding under our revolving credit facility of approximately $177.5 million and approximately $24.7 million of letters of credit in place, leaving approximately $47.8 million of availability under the revolving credit facility. Our level of indebtedness could have important consequences to us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including acquisitions) or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

  •
  we will need a portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, distributions to unitholders and future business opportunities;

  •
  we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

  •
  our flexibility in responding to changing business and economic conditions.

        Increases in our total indebtedness would increase our total interest expense, which would in turn reduce our forecasted cash available for distribution. Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

  Our credit agreement contains operating and financial restrictions that may restrict our business and financing activities and limit our ability to pay distributions upon the occurrence of certain events.

        The operating and financial restrictions and covenants in our credit agreement and any future financing agreements could restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our credit agreement restricts our ability to:

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  grant liens;

  •
  make certain loans or investments;

  •
  dispose of assets outside the ordinary course of business, including the issuance and sale of capital stock of our subsidiaries;

  •
  change the line of business conducted by us or our subsidiaries;

  •
  enter into a merger, consolidation or make acquisitions; or

  •
  make distributions if an event of default occurs.

        In addition, our payment of principal and interest on our debt will reduce cash available for distribution on our units. Our credit agreement limits our ability to pay distributions upon the occurrence of the following events, among others, which would apply to us and our subsidiaries:

  •
  failure to pay principal, interest or any other amount when due;

  •
  breach of the representations or warranties in the credit agreement;

  •
  failure to comply with the covenants in the credit agreement;

  •
  cross-default to other indebtedness;

  •
  bankruptcy or insolvency;

  •
  failure to have adequate resources to maintain, and obtain, operating permits as necessary to conduct our operations substantially as contemplated by the mining plans used in preparing the financial projections; and

  •
  a change of control.

        Any subsequent refinancing of our current debt or any new debt could have similar restrictions. Our ability to comply with the covenants and restrictions contained in our credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit agreement, the lenders could seek to foreclose on such assets. For more information, please read "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" of our Annual Report on Form 10-K.

Risks Inherent in an Investment in Us

  Wexford owns and controls our general partner. Our general partner has fiduciary duties to its owners, and the interests of its owners may differ significantly from, or conflict with, the interests of our public common unitholders.

        Wexford owns and controls our general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owners. Therefore, conflicts of interest may arise between its owners and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its owners over the interests of our common unitholders. These conflicts include the following situations:

  •
  our general partner is allowed to take into account the interests of parties other than us, such as its owners, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

  •
  neither our partnership agreement nor any other agreement requires Wexford to pursue a business strategy that favors us;

  •
  our partnership agreement limits the liability of and reduces fiduciary duties owed by our general partner and also restricts the remedies available to unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

  •
  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

  •
  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

  •
  our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus;

  •
  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

  •
  our partnership agreement permits us to distribute up to $25.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

  •
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

  •
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

  •
  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

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  our general partner controls the enforcement of obligations that it and its affiliates owe to us;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

  •
  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

        In addition, Wexford Capital currently holds substantial interests in other companies in the energy and natural resource sectors. We may compete directly with entities in which Wexford Capital has an interest for acquisition opportunities and potentially will compete with these entities for new business or extensions of the existing services provided by us. Please read "—Our sponsor, Wexford Capital, and affiliates of our general partner may compete with us."

  Common units held by unitholders who are not eligible citizens will be subject to redemption.

        In order to comply with U.S. laws with respect to the ownership of interests in mineral leases on federal lands, we have adopted certain requirements regarding those investors who own our common units. As used in this report, an eligible citizen means a person or entity qualified to hold an interest in mineral leases on federal lands. As of the date hereof, an eligible citizen must be: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of U.S. citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. Unitholders who are not persons or entities who meet the requirements to be an eligible citizen run the risk of having their units redeemed by us at the lower of their purchase price cost or the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

  Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our credit agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

  Our partnership agreement limits our general partner's fiduciary duties to holders of our common and subordinated units.

        Our partnership agreement contains provisions that modify and reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

  •
  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to exercise its registration rights;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above.

  Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

  •
  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was in the best interest of our partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

  •
  provides that our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

  (1)
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

  (2)
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

  (3)
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  (4)
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in subclauses (3) and (4) above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

  Our sponsor, Wexford Capital, and affiliates of our general partner may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership interest in us. Affiliates of our general partner, including our sponsor, Wexford Capital, and its investment funds, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Through its investment funds, Wexford Capital currently holds substantial interests in other companies in the energy and natural resources sectors. Wexford Capital, through its investment funds and managed accounts, makes investments and purchases entities in the coal and oil and natural gas sectors. These investments and acquisitions may include entities or assets that we would have been interested in acquiring. Therefore, Wexford Capital may compete with us for investment opportunities and may own an interest in entities that compete with us.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers, directors and Wexford Capital. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and will retain its then-current general partner interest. The number of common units to be issued to our general partner will equal the number of common units which would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels.

  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Wexford, as a result of it owning our general partner, and not by our unitholders. Unlike publicly traded corporations, we do not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

  Even if holders of our common units are dissatisfied, they cannot currently remove our general partner without its consent.

        If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders are currently unable to remove our general partner without its consent because our general partner and its affiliates own sufficient units to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Currently, Wexford owns an aggregate of approximately 68.9% of our common units and 98.6% of our subordinated units. Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

  Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner to transfer their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with their own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a "change of control" without the vote or consent of the unitholders.

  Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Currently, Wexford owns an aggregate of approximately 68.9% of our common units and 98.6% of our subordinated units.

  We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

  •
  our existing unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

  The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by Wexford or other large holders.

        As of July 7, 2011, we had 12,419,153 common units and 12,397,000 subordinated units outstanding. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. Sales by Wexford or other large holders of a substantial number of our common units in the public markets, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to Wexford. Under our agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations.

  Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

  Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our unitholders.

  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended.

        While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by Wexford) after the subordination period has ended. Currently, Wexford owns approximately 68.9% of the outstanding common units and 98.6% of our outstanding subordinated units.

  Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the Partnership.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

        It may be determined that the right, or the exercise of the right by the limited partners as a group, to (i) remove or replace our general partner, (ii) approve some amendments to our partnership agreement or (iii) take other action under our partnership agreement constitutes "participation in the control" of our business. A limited partner that participates in the control of our business within the meaning of the Delaware Act may be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.

  The New York Stock Exchange does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

        Because we are a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements.

  We cannot provide absolute assurance as to our ability to establish and maintain effective internal controls in accordance with applicable federal securities laws and regulations, and we may incur significant costs in our efforts.

        We have only recently become subject to the public reporting requirements of the Exchange Act. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a publicly traded partnership.

        Subsequent to the audit of our consolidated financial statements for the year ended December 31, 2009, our independent registered public accounting firm identified a deficiency in our internal control over financial reporting as a result of a restatement of our consolidated financial statements as of December 31, 2008 which constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. As a result of the identified material weakness, we restated our consolidated historical financial statements for the year ended December 31, 2008. Although we have taken measures to improve our internal control over financial reporting, we cannot assure you that additional material weaknesses that may result in a material misstatement of our financial statements will not occur in the future.

  We will incur increased costs as a result of being a publicly traded partnership.

        As a publicly traded partnership, we incur significant legal, accounting and other expenses that we did not incur prior to our IPO. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that increase our costs. Before we are able to make distributions to our members, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our members will be affected by the costs associated with being a publicly traded partnership.

        We have only recently become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we have incurred additional costs associated with our SEC reporting requirements.

        We also incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

Tax Risks

  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for U.S. federal income tax purposes or we become subject to additional amounts of entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership such as us may be treated as a corporation for federal income tax purposes unless it satisfies a "qualifying income" requirement. Based on our current operations we believe that we are treated as a partnership rather than a corporation for such purposes; however, a change in our business could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        Current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subjecting us to entity-level taxation. Additionally, the present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or judicial interpretation at any time. For example, at the federal level, legislation has been considered that would have eliminated partnership tax treatment for certain publicly traded partnerships. Although such legislation would not have applied to us as considered, it could be reintroduced and amended prior to enactment in a manner that does apply to us. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. We are unable to predict whether any of such change, or other proposals, will ultimately be enacted. Any such change could negatively impact the value of an investment in our common units.

  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you.

        Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to additional amounts of entity-level taxation for federal or state tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  Unitholders' share of our income will be taxable for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes on their share of our taxable income even if they receive no cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability resulting from such income.

  Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the amount you realize on the sale and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depletion and depreciation recapture. In addition, because the amount realized includes your share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

  We treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Due to a number of factors, including our inability to match transferors and transferees of common units, we have adopted depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

  We prorate our items of income, gain, loss and deduction, for U.S. federal income tax purposes, between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We prorate our items of income, gain, loss and deduction, for U.S. federal income tax purposes, between transferors and transferees of our units each month based upon the ownership of our units on the first day of the month, instead of on the basis of the date a particular unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change our allocation of items of income, gain, loss and deduction among our unitholders.

  A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of the loaned units, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

  We will adopt certain valuation methodologies, for U.S. federal income tax purposes, that may result in a shift of income, gain, loss and deduction between our general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether a technical tax termination has occurred, a sale or exchange of 50% or more of the total interests in our capital and profits could occur if, for example, Wexford, which, together with its subsidiaries, currently owns approximately 84% of the total interests in our capital and profits, sells or exchanges a majority of the interests it owns in us within a period of twelve months. For purposes of determining whether the 50% threshold has been met, multiple sales of the same unit will be counted only once. While we would continue our existence as a Delaware limited partnership, our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in the unitholder's taxable income for the year of termination. A technical termination would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a technical termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

  Certain U.S. federal income tax preferences currently available with respect to coal exploration and development may be eliminated as a result of future legislation.

        President Obama's Proposed Fiscal Year 2012 budget recommends elimination of certain key U.S. federal income tax preferences relating to coal exploration and development (the "Budget Proposal"). The Budget Proposal would (1) eliminate current deductions and 60-month amortization for exploration and development costs relating to coal and other hard mineral fossil fuels, (2) repeal the percentage depletion allowance with respect to coal properties, (3) repeal capital gains treatment of coal and lignite royalties, and (4) exclude from the definition of domestic production gross receipts all gross receipts derived from the sale, exchange, or other disposition of coal, other hard mineral fossil fuels, or primary products thereof. The passage of any legislation as a result of the Budget Proposal or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to coal exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

  Unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in our common units.

        In addition to U.S. federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or control property now or in the future, even if they do not live in any of those jurisdictions. Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We conduct business in a number of states, most of which also impose an income tax on corporations and other entities. In addition, many of these states also impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all U.S. federal, state and local tax returns.

USE OF PROCEEDS

        Based on the last reported sales price of our common units on the NYSE on July 7, 2011, we expect to receive estimated net proceeds of approximately $61.0 million from the sale of 2,500,000 common units offered by this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us, and a related capital contribution by our general partner of approximately $1.3 million to maintain its 2.0% general partner interest in us.

        We intend to use the net proceeds from this offering, together with amounts contributed by our general partner to maintain its 2% interest, to repay borrowings outstanding under our revolving credit facility.

        If the underwriters exercise their option to purchase additional common units from us, we will use the net proceeds of such purchase, together with amount contributed by our general partner to maintain its 2% interest, to repay additional borrowings under our revolving credit facility.

        On June 8, 2011, in connection with the acquisition of Elk Horn, we, with the consent of the lenders, exercised our option to increase the amount available to borrow under our revolving credit facility by $50 million to $250 million. During 2010 and 2011, we have used borrowings under our revolving credit facility to fund our recent acquisitions, including to fund the merger consideration for the Elk Horn acquisition, as described under "Summary—Recent Developments." As of July 7, 2011, we had borrowings outstanding under our revolving credit facility of approximately $177.5 million and approximately $24.7 million of letters of credit in place, leaving approximately $47.8 million of availability under the revolving credit facility. We may reborrow any amounts repaid under our credit agreement. Upon application of the net proceeds from this offering and the related capital contribution by our general partner, we will have $115.2 million of indebtedness outstanding under our credit agreement.

        Our revolving credit facility bears interest at either (1) LIBOR plus 3.0% to 3.5% per annum, depending on our leverage ratio, or (2) a base rate that is the sum of (i) the higher of (a) the prime rate, (b) the federal funds rate plus 0.5% or (c) LIBOR plus 1.0% and (ii) 1.5% to 2.0% per annum, depending on our leverage ratio. We incur letter of credit fees equal to the then applicable spread above LIBOR on the undrawn face amount of standby letters of credit issued and a 15 basis point fronting fee payable to the administrative agent on the aggregate face amount of such letters of credit. In addition, we incur a commitment fee on the unused portion of the credit agreement at a rate of 0.5% per annum based on the unused portion of the facility. The credit agreement will mature in February 2013. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement."

        Affiliates of Raymond James & Associates, Inc. and RBC Capital Markets, LLC are lenders under our credit agreement and will receive their pro rata portion of the net proceeds from this offering and the related capital contribution by our general partner through the repayment of borrowings they have extended under the credit agreement.

        A $1.00 increase or decrease in the assumed public offering price of $25.90 per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount, and offering expenses payable by us and the related capital contribution by our general partner, to increase or decrease, respectively, by approximately $2.4 million (or approximately $2.8 million assuming full exercise of the underwriters' option to purchase additional common units).

 CAPITALIZATION

        The following table shows our capitalization as of March 31, 2011 on:

  •
  an actual basis;

  •
  an as adjusted basis to reflect additional borrowings under our revolving credit facility to fund our recent acquisitions, as described under "Summary—Recent Developments;" and

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  an as further adjusted basis to reflect the offer and sale of common units by us in this offering at an assumed public offering price of $25.90, the last reported sales price of our common units on the NYSE on July 7, 2011, and the application of the net proceeds from this offering and the related capital contribution of our general partner as described under "Use of Proceeds".

        This table is derived from, and should be read together with, the condensed consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, each of which is incorporated by reference in this prospectus, and "Use of Proceeds".

	As of March 31, 2011 (Actual)	As of March 31, 2011 (As Adjusted)	As of March 31, 2011 (As Further Adjusted)
Debt:
Credit facility	$41,550	$174,550	$112.216
Other debt	7,491	7,491	7,491

Total debt	49,041	182,041	119,707
Partners' capital:
Held by public:
Common units	41,578	41,578	102,591
Subordinated units	1,328	1,328	1,328
Held by Wexford:
Common units	92,465	92,465	92,465
Subordinated units	96,586	96,586	96,586
General partner interest	10,320	10,320	11,641
Accumulated other comprehensive income	624	624	624

Total members'/partners' equity	242,901	242,901	305,235

Total capitalization	$291,942	$424,942	$424,942

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units trade on the NYSE under the symbol "RNO". On July 7, 2011, the last reported sales price for our common units was $25.90 per unit. As of July 7, 2011, we had outstanding 12,419,153 common units, held by approximately 19 holders of record and including 8,554,983 common units held by Wexford.

        As of July 7, 2011 we had outstanding 12,397,000 subordinated units, including 12,228,896 subordinated units held by Wexford.

        The following table sets forth the range of the daily high and low sales prices for our common units, as reported on the NYSE and quarterly cash distributions paid per common unit for the periods indicated:

	Price Ranges
			Cash Distributions Per Common Unit (1)
	High	Low
Year ending December 31, 2011
Third Quarter (through July 7, 2011)	26.14	23.19	(1)
Second Quarter	26.43	21.55	(1)
First Quarter	27.31	22.78	0.455
Year ended December 31, 2010
Fourth Quarter (from September 30, 2010)	24.86	21.10	0.4208 (2)

(1)
Represents cash distributions attributable to the quarter. Cash distributions declared in respect of a calendar quarter are paid in the following calendar quarter.

(2)
The distribution of $0.4208 per common unit corresponds to the minimum quarterly distribution of $0.445 per unit prorated for the portion of the quarter after October 5, 2010, the closing date of our IPO.

Distributions of Available Cash

        Please read "Cash Distribution Policy and Restrictions on Distributions" and "Provisions of our Partnership Agreement Relating to Cash Distributions" for information about our cash distribution policy.

 CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

  Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash each quarter. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our available cash. Our partnership agreement generally defines available cash as, for each quarter, cash generated from our business in excess of the amount of cash reserves established by our general partner to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the next four quarters. Our available cash may also include, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter. Since our revenue and cash available for distribution will likely fluctuate over time as a result of changes in coal prices as well as other factors, the board of directors of our general partner expects to reserve all or a portion of any cash generated in excess of the amount sufficient to pay the full minimum quarterly distribution on all units, as a whole, to allow us to maintain and to gradually increase our quarterly cash distributions. We may also borrow to fund distributions in quarters when we generate less available cash than necessary to sustain or grow our cash distributions per unit. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that we will distribute quarterly cash distributions to our unitholders. Our distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

  •
  Our cash distribution policy is subject to restrictions on distributions under our credit agreement. Our credit agreement contains financial tests and covenants that we must satisfy. These financial tests and covenants are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" included in our Annual Report on Form 10-K for the year ended December 31, 2010. Should we be unable to satisfy these restrictions or if we are otherwise in default under our credit agreement, we would be prohibited from making cash distributions notwithstanding our cash distribution policy.

  •
  Our general partner has the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish.

  •
  Prior to making any distribution on the common units, we reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates reduces the amount of available cash to pay cash distributions to our unitholders.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by Wexford) after the subordination period has ended. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

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  Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or selling, general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." We do not anticipate that we will make any distributions from capital surplus.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

        Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any future expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our credit agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

  Definition of Available Cash

        Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for such quarter);

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings. We may borrow funds to pay quarterly distributions to our unitholders.

  Distributions of the Minimum Quarterly Distribution

        We will distribute to the holders of common and subordinated units on a quarterly basis the minimum quarterly distribution of $0.445 per unit, or $1.78 on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  General Partner Interest and Incentive Distribution Rights

        Our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future, and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages (up to a maximum of 50.0%) of the cash we distribute from operating surplus (as defined below) in excess of $0.445 per unit per quarter. We view these distributions as an incentive fee, providing our general partner with a direct financial incentive to expand the profitability of our business to enable us to increase distributions to our limited partners. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any limited partner units that it owns.

Operating Surplus and Capital Surplus

  General

        All cash distributed is characterized as either "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

  Operating Surplus

        Operating surplus consists of:

  •
  $25.0 million (as described below); plus

  •
  all of our cash receipts after the closing of our IPO, excluding cash from interim capital transactions, which include the following:

  •
  borrowings that are not working capital borrowings;

  •
  sales of equity and debt securities;

  •
  sales or other dispositions of assets outside the ordinary course of business; and

  •
  capital contributions received.

provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued by us (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above; less

  •
  all of our operating expenditures (as defined below) after the closing of our IPO; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

  •
  any loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes $25.0 million that enables us, if we choose, to distribute as operating surplus cash we receive from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures do not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  actual maintenance capital expenditures (as discussed in further detail below);

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

  Capital Surplus

        Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

        All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of our IPO equals the operating surplus from the closing of our IPO through the end of the quarter immediately preceding that distribution. Any excess available cash distributed by us on that date will be deemed to be capital surplus.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our IPO equals the operating surplus from the closing of our IPO through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity. Examples of maintenance capital expenditures include expenditures associated with the replacement of equipment and coal reserves, whether through the expansion of an existing mine or the acquisition or development of new reserves, to the extent such expenditures are made to maintain our long-term operating capacity. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes are not considered maintenance capital expenditures.

        Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

        Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our operating capacity over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be subject to review and change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance capital expenditures, please read "Cash Distribution Policy and Restrictions on Distributions."

        The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

  •
  it reduces the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the initial quarterly distribution to be paid on all the units for the quarter and subsequent quarters;

  •
  it increases our ability to distribute as operating surplus cash we receive from non-operating sources; and

  •
  it is more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

        Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of reserves, equipment or a new mine or the expansion of an existing mine, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes are not considered expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

        As described below, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus do not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset during the period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.445 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient available cash from operating surplus to pay the minimum quarterly distribution on the common units.

  Subordination Period

        Except as described below, the subordination period will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending September 30, 2013, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units and the general partner interest during those periods on a fully diluted weighted average basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the general partner interest equaled or exceeded $2.67 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $2.67 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units and the general partner interest on a fully diluted weighted average basis and the related distribution on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Since our revenue and cash available for distribution will likely fluctuate over time as a result of changes in coal prices as well as other factors, the board of directors of our general partner expects to reserve, in lieu of distributing, all or a portion of any cash generated in excess of the amount sufficient to pay the full minimum quarterly distribution on all units, as a whole, to allow us to maintain and to gradually increase our quarterly cash distributions. As a result, it is highly unlikely that we will make distributions necessary to result in the early termination of the subordination period for any four-quarter period ending on or before September 30, 2011.

  Expiration Upon Removal of the General Partner

        In addition, if the unitholders remove our general partner other than for cause

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided: (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

  Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

  Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

        Our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation and has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon conversion of outstanding subordinated units) and it does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of cash, common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%, in each case, not including distributions paid to the general partner on its 2.0% general partner interest) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. We view distributions on the incentive distribution rights as an incentive fee, providing our general partner with a direct financial incentive to expand the profitability of our business to enable us to increase distributions to our limited partners.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.51175 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.55625 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.6675 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include distributions paid on its 2.0% general partner interest, assume our general partner has contributed any additional capital to maintain its 2.0% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	General Partner
Minimum Quarterly Distribution	$0.445	98.0%	2.0%
First Target Distribution	up to $0.51175	98.0%	2.0%
Second Target Distribution	above $0.51175 up to $0.55625	85.0%	15.0%
Third Target Distribution	above $0.55625 up to $0.6675	75.0%	25.0%
Thereafter	above $0.6675	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. In addition, our general partner will be issued a general partner interest necessary to maintain its general partner interest in us immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of our IPO, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.712.

		Marginal Percentage Interest in Distribution
	Quarterly Distribution Per Unit Prior to Reset	Unitholders	General Partner (1)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$0.445	98.0%	2.0%	$0.712
First Target Distribution	up to $0.51175	98.0%	2.0%	up to $0.8188 (2)
Second Target Distribution	above $0.51175 up to $0.55625	85.0%	15.0%	above $0.8188 (2) up to $0.89 (3)
Third Target Distribution	above $0.55625 up to $0.6675	75.0%	25.0%	above $0.89 (3) up to $1.068 (4)
Thereafter	above $0.6675	50.0%	50.0%	above $1.068 (4)

(1)
The percentage allocated to our general partner does not include our general partner's percentage interest in distributions resulting from the number of common units that our general partner would receive from us in connection with the resetting of the minimum quarterly distribution amount and the target distribution levels.

(2)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(4)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

  How Distributions From Capital Surplus Will Be Made

        Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding paragraph assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

  Effect of a Distribution From Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our IPO, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution to zero, our partnership agreement specifies that we then make all future distributions from operating surplus, with 50.0% being paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price as described below; and

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of the general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, the general partner and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive the price paid for the common units issued in our IPO, less any prior distributions of capital surplus in respect of common units issued in our IPO, which we refer to as the "unrecovered initial unit price," plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to our general partner to the extent of certain prior losses specially allocated to the general partner;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentage interests set forth above for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

ELK HORN ACQUISITION

General

        On June 10, 2011, we completed the acquisition of Elk Horn for approximately $119.5 million, subject to a working capital adjustment. We funded the purchase price with borrowings under our credit agreement. In connection with the acquisition, we exercised our option to increase the amount available to borrow under our credit agreement by $50.0 million to $250.0 million. The acquisition was made pursuant to an agreement of merger, whereby a wholly owned subsidiary of ours merged with and into Elk Horn, with Elk Horn surviving as a wholly owned subsidiary of ours.

        Elk Horn, whose predecessors date back to 1915, is a coal leasing company that owns or controls coal reserves and non-reserve coal deposits and surface acreage in eastern Kentucky. In connection with the acquisition, management of Elk Horn provided us with their estimate of Elk Horn's proven and probable coal reserves and non-reserve coal deposits. As of December 31, 2010, Elk Horn's management estimated that Elk Horn owned or controlled approximately 128 million tons of proven and probable coal reserves and 157 million tons of non-reserve coal deposits, which span approximately 156,000 acres, plus up to 14,000 acres of overlaying surface, across six counties in eastern Kentucky: Floyd, Johnson, Knott, Letcher, Magoffin and Pike. The Elk Horn coal is considered to be high quality coal. A portion of the Elk Horn coal is expected to meet the standards for PCI and the steam coal is generally high Btu with mid sulfur content.

        According to Elk Horn management, as of December 31, 2010, Elk Horn had approximately 65 million tons, or 51%, of management's estimated proven and probable coal reserves leased. Over the last five years, annual production from Elk Horn's properties has ranged from approximately 1.6 million to 4.9 million tons and has averaged 3.2 million tons per year. For the years ended December 31, 2009 and 2010, Elk Horn's lessees produced 3.0 million and 1.6 million, respectively, tons of coal from Elk Horn's properties and for the three months ended March 31, 2011, 0.7 million tons of coal from Elk Horn's properties. During 2009 and 2010, two of Elk Horn's lessees were going through a bankruptcy reorganization. We have two pre-existing leases with Elk Horn in the Rob Fork mining complex, one of which relates to a currently idled mine.

        Elk Horn currently employs 11 full-time employees, all of which are non-union. Each of the Elk Horn employees will remain employees of ours.

        Please read "Risk Factors—Risks Related to the Elk Horn Acquisition" for risks relating to the acquisition and Elk Horn's business.

Leasing Operations

        Coal royalty businesses principally own and manage coal reserves. As an owner of coal reserves, Elk Horn typically is not responsible for operating mines, but instead enters into leases with coal mine operators granting them the right to mine and sell coal from its property in exchange for a royalty payment. Generally the lease terms provide Elk Horn with a royalty fee of 6% to 9% of the gross sales price of the coal with a minimum royalty fee ranging from $1.85 to $4.75 per ton. The terms of such leases vary from five years to the life of the reserves. A minimum royalty is required annually or monthly whether or not the property is mined. If the royalty for mined coal is not sufficient to meet the minimum, the difference is called the deficiency. Such deficiencies paid by the lessee may be recouped during future periods within a specified time after the lessee has mined and paid royalties on enough coal to meet the minimum for such future period. The minimum payments are treated as deferred income until royalty is due for such future period or recoupment rights for the payment expire.

        Under Elk Horn's standard lease, lessees calculate royalty and wheelage payments due and are required to report tons of coal removed or hauled across our property as well as the sales prices of coal. Therefore, to a great extent, amounts reported as royalty and wheelage revenue are based upon the reports of the lessees. Elk Horn periodically audits this information by examining certain records and internal reports of its lessees, and Elk Horn performs periodic mine inspections to verify that the information that has been submitted to it is accurate. The audit and inspection processes are designed to identify material variances from lease terms as well as differences between the information reported to Elk Horn and the actual results from each property. These audits and inspections, however, are in periods subsequent to when the revenue is reported and any adjustment identified by these processes might be in a reporting period different from when the royalty or wheelage revenue was initially recorded.

        Elk Horn's business is not seasonal, although at times severe weather can cause a short-term decrease in coal production by the lessees due to the weather's negative impact on production and transportation. Coal royalty revenues are affected by changes in long-term and spot coal prices, lessees' supply contracts and the royalty rates in the leases.

        Elk Horn's cost of sales is primarily composed of the cost of negotiation of leases, monitoring the reserves and mining activity, developing reserve reports including cost of exploration and testing, negotiation for the purchase or lease of surface rights for access to owned coal, plus related legal and administrative costs. In addition, from time to time, Elk Horn may incur costs to obtain mining permits for mineral reserves not currently under lease which are conveyed to the lessee when the related reserves are leased. Because Elk Horn does not operate any mines, it does not bear ordinary operating costs and has limited direct exposure to environmental, permitting and labor risks. As operators, its lessees, including us, are subject to environmental laws, permitting requirements and other regulations adopted by various governmental authorities. In addition, the lessees generally bear all labor-related risks, including retiree health care legacy costs, black lung benefits and workers' compensation costs associated with operating the mines.

Competition

        Elk Horn competes with other land holding companies and operating coal companies in leasing coal reserves to coal producers. Production from Elk Horn's lessees competes directly with the low sulfur coal regions of West Virginia, Virginia, and to a lesser extent Tennessee. In addition, Elk Horn's lessees compete with the low sulfur coals of the Powder River Basin in Wyoming, and imports, both of which compete with Elk Horn's product in electric generating stations currently served by Elk Horn's lessees. Further, production from Elk Horn's lessees competes indirectly with natural gas depending upon natural gas prices.

Outlook

        We expect the Elk Horn Acquisition to be accretive on a distributable cash flow basis. Based on our current estimate of additional cash flow from Elk Horn, we expect to recommend to the board of directors of our general partner an increase in our annual distribution of $0.10 per unit from our current annual level of $1.82 per unit, commencing with the distribution for the quarter ending September 30, 2011. Management's recommendation, as well as the board's approval of any such recommended increase, is subject to review of the operating results for the third quarter including production, coal prices, cost of operations and capital requirements.

        The accounting treatment of the Elk Horn Acquisition requires a determination of the fair value of the assets and liabilities acquired. As part of the process of determining the fair value of the assets acquired, it is possible that we will record the coal reserves and other fixed assets of Elk Horn at amounts that would be greater than the current book value that is recorded in Elk Horn's historical financial statements. If Elk Horn coal reserves and other fixed assets are recorded at greater amounts in Rhino's financial statements due to fair value accounting rules, it is possible that increased non-cash depletion expense and/or depreciation expense from these higher asset values could cause the Elk Horn Acquisition to be dilutive to our reported earnings per unit. However, we have not completed our accounting analysis for this acquisition, so the final determination of the fair values of the assets and liabilities acquired are not yet known.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of common units and subordinated units of Rhino Resource Partners LP as of July 7, 2011 and giving effect to the issuance of common units in this offering, but assuming that the underwriters' option to purchase additional common units is not exercised for:

  •
  beneficial owners of more than 5% of our common units;

  •
  each director, director nominee and named executive officer; and

  •
  all of our directors and executive officers as a group.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Common and Subordinated Units to be Beneficially Owned
Rhino Energy Holdings LLC (1)(2)(3)	8,547,696	57.3%	12,227,198	98.6%	76.1%
Charles E. Davidson (1)(2)(3)(4)	8,554,983	57.3%	12,228,896	98.6%	76.1%
Joseph M. Jacobs (1)(2)(3)(4)	8,554,983	57.3%	12,228,896	98.6%	76.1%
Wexford Capital LP (1)(2)(3)	8,553,796	57.3%	12,227,198	98.6%	76.1%
Wexford GP LLC (1)(2)(3)	8,553,796	57.3%	12,227,198	98.6%	76.1%
Mark D. Zand	—	—%	—	—%	—%
David G. Zatezalo	8,184	* %	—	—%	* %
Richard A. Boone	2,678	* %	—	—%	* %
Christopher N. Moravec	—	—%	—	—%	—%
Andrew W. Cox	135	* %	—	—%	* %
Reford C. Hunt	138	* %	—	—%	* %
Jay L. Maymudes	—	—%	—	—%	—%
Arthur H. Amron	—	—%	—	—%	—%
Kenneth A. Rubin	—	—%	—	—%	—%
Mark L. Plaumann (5)	1,220	* %	—	—%	* %
Douglas Lambert (5)	1,220	* %	—	—%	* %
James F. Tompkins (5)	1,220	* %	—	—%	* %
All executive officers and directors as a group (14 persons)	8,569,778	57.4%	12,228,896	98.6%	76.1%

*
represents less than 1% of the total.

(1)
8,547,696 common units and all of the subordinated units shown as beneficially owned by each of Charles E. Davidson, Joseph M. Jacobs, Wexford GP LLC and Wexford Capital, reflect common units and subordinated units owned of record by Rhino Energy Holdings LLC ("REH"). Wexford Capital serves as manager for REH and as such may be deemed to share beneficial ownership of the units beneficially owned by REH, but disclaims such beneficial ownership to the extent such beneficial ownership exceeds its pecuniary interests. Wexford GP LLC ("Wexford GP"), as the general partner of Wexford Capital, may be deemed to share beneficial ownership of the units beneficially owned by REH, but disclaims such beneficial ownership to the extent such beneficial ownership exceeds its pecuniary interests. Messrs. Davidson and Jacobs, as the controlling persons of Wexford GP, may be deemed to share beneficial ownership of any units beneficially owned by REH, but disclaim such beneficial ownership to the extent such beneficial ownership exceeds their pecuniary interests.

(2)
An aggregate 6,100 common units were granted to five Wexford Capital-affiliated directors of our general partner, on behalf of and as agent for Wexford Capital, subject to the terms and conditions set forth in the Long-Term Incentive Plan. Thus, such units are reflected in the table above as beneficially owned by Wexford Capital, Wexford GP, as general partner of Wexford Capital, and Messrs. Davidson and Jacobs, as the controlling persons of Wexford GP. Each of Wexford Capital, Wexford GP, Messrs. Davidson and Jacobs disclaim beneficial ownership of these units to the extent it exceeds their respective pecuniary interests.

(3)
The address for this person or entity is 411 West Putnam Avenue, Greenwich, Connecticut 06830.

(4)
1,187 common and 1,698 subordinated units shown as beneficially owned by each of Messrs. Davidson and Jacobs reflect those units owned of record by a company for which they serve as manager. Messrs. Davidson and Jacobs may be deemed to share beneficial ownership with respect to those units, but disclaim such beneficial ownership to the extent it exceeds their respective pecuniary interests.

(5)
These units were issued on October 5, 2010 pursuant to our general partner's Long-Term Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        As of July 7, 2011, Wexford owned 8,554,983 common units and 12,228,896 subordinated units representing approximately 68.9% of our common units and 98.6% of our subordinated units, owns and controls our general partner, and has appointed all of the directors of our general partner, which holds a 2.0% general partner interest in us as well as the incentive distribution rights representing limited partner interests in us.

        The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations. Such terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms which could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our ongoing operations and liquidation.

Operational Stage
Distributions of available cash to our general partner and its affiliates

We generally make cash distributions 98% to the unitholders, including affiliates of our general partner, as the holders of an aggregate of 8,554,983 common units and 12,228,896 subordinated units, and 2.0% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions above the highest target level.

Payments to our general partner and its affiliates

Our general partner does not receive a management fee for its management of Rhino Resource Partners LP. Our general partner, however, may receive incentive fees resulting from holding the incentive distribution rights. Please see "Provisions of our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash—General Partner Interest and Incentive Distribution Rights." We reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner determines in good faith the expenses that are allocable to us.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."

Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Ownership Interests of Certain Directors of Our General Partner

        Principals of Wexford Capital, including Mark D. Zand, Joseph M. Jacobs, Jay L. Maymudes, Arthur H. Amron and Kenneth A. Rubin, own membership interests in our general partner. In addition to the 2.0% general partner interest in us, our general partner owns all of the incentive distribution rights.

Registration Rights Agreement

        Under our partnership agreement, as amended and restated, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

        In addition, in connection with our IPO, on October 5, 2010 we entered into a registration rights agreement with Rhino Energy Holdings LLC. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to Rhino Energy Holdings LLC and the common units issuable upon the conversion of the subordinated units upon request of Rhino Energy Holdings LLC. In addition, the registration rights agreement gives Rhino Energy Holdings LLC piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Rhino Energy Holdings LLC and, in certain circumstances, to third parties. Please see "Units Eligible for Future Sale."

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Wexford, on the one hand, and our partnership and our public unitholders, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, the directors and officers of our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

        Our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others.

  Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner or those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner, including Wexford, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Wexford makes investments and purchases entities in the coal and oil and natural gas sectors. These investments and acquisitions may include entities or assets that we would have been interested in acquiring. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to our general partner or any of its affiliates, including its executive officers, directors and Wexford. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. The above provisions will not apply to the members of management at Rhino Energy LLC who are responsible for our operations. Such persons will be obligated to present corporate opportunities to us. Therefore, Wexford may compete with us for investment opportunities and Wexford may own an interest in entities that compete with us on an operations basis.

  Our general partner and its affiliates are allowed to take into account the interests of parties other than us in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include our general partner's call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

  Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of its fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning it believed that the decision was in the best interests of our partnership;

  •
  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the common unitholders must either be (1) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (2) "fair and reasonable" to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us, or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

  •
  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

  •
  the negotiation, execution and performance of any contracts, conveyances or other instruments;

  •
  the distribution of our cash;

  •
  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

  •
  the maintenance of insurance for our benefit and the benefit of our partners;

  •
  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

  •
  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

  •
  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

  •
  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

  •
  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must believe that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

  Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  issuance of additional units; and

  •
  the creation, reduction, or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, equal to $25.0 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  accelerating the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

  Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

        We reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement directs our general partner to determine in good faith the expenses that are allocable to us, and charge on a fully allocated cost basis for services provided to us. The fully allocated basis charged by our general partner does not include a profit component. Please read "Certain Relationships and Related Party Transactions."

  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements. Our general partner will determine, in good faith, the terms of any such transactions entered into.

        Our general partner and its affiliates has no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

  Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the outstanding common units.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

  Our general partner controls the enforcement of its and its affiliates' obligations to us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the common unitholders in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the common unitholders, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash—General Partner Interest and Incentive Distribution Rights."

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors have fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to us.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above.

This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common and subordinated units in and to partnership distributions, please read this section and "Provisions of Our Partnership Agreement Relating to Cash Distributions." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the proper completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is entitled to be admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  executes and agrees to be bound by the terms and conditions of our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  gives the consents, waivers and approvals contained in our partnership agreement; and

  •
  certifies that the transferee is an eligible citizen.

        As used in this prospectus, an eligible citizen means a person or entity qualified to hold an interest in mineral leases on federal lands. As of the date hereof, an eligible citizen must be: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of U.S. citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

        A transferee that executes and delivers a properly completed transfer application will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        A transferee's broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

  •
  will not receive cash distributions;

  •
  will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units;

unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

        The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions;"

  •
  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties;"

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units;" and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        Our partnership was organized in April 2010 and has a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that without the approval of unitholders holding at least 90% of the outstanding units (including units held by our general partner and its affiliates) voting as a single class, our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of coal mining and marketing, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Interests."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2020 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."
Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2020. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Delaware Act; and

  •
  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

        Our subsidiaries conduct business in eight states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions.

If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

        Upon issuance of additional partnership interests (other than the issuance of partnership interests in connection with a reset of the incentive distribution target levels relating to our general partner's incentive distribution rights or the issuance of partnership interests upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment

    Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2020 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2020, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

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  all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis; and

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  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all its and its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

  •
  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to September 30, 2020 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

        By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the IPO.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Subordinated units or incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

        Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Rhino GP LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Non-Taxpaying Holders; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Ineligible Citizens; Redemption

        To comply with certain U.S. laws relating to the ownership of interests in mineral leases on federal lands, investors (including purchasers from the underwriters in this offering) are required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify that the unitholder is an eligible citizen (meaning a person or entity qualified to hold an interest in mineral leases on federal lands). As of the date of this prospectus, an eligible citizen must be: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of U.S. citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding, or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the U.S. federal government regards as denying similar privileges to citizens or corporations of the United States. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a transferee or unitholder, as the case may be:

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  fails to furnish a transfer application containing the required certification;

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  fails to furnish a re-certification containing the required certification within 30 days after request; or

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  provides a false certification;

then, as the case may be, such transfer will, to the fullest extent permitted by law, be void or we will have the right to acquire all but not less than all of the units held by such unitholder. Further, the units will not be entitled to any voting rights while held by such unitholder.

        The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date are entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

        If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

        If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a manager, managing member, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We furnish or make available to record holders of our common units, within 90 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 45 days after the close of each quarter. We are deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders depends on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

  •
  information regarding the status of our business and our financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

        In addition, in connection with our IPO we entered into a registration rights agreement with Rhino Energy Holdings LLC. Pursuant to the registration rights agreement, we are required to file a registration statement to register the common units and subordinated units issued to Rhino Energy Holdings LLC and the common units issuable upon the conversion of the subordinated units upon request of Rhino Energy Holdings LLC. In addition, the registration rights agreement gives Rhino Energy Holdings LLC piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Rhino Energy Holdings LLC and, in certain circumstances, to third parties. See "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, Wexford will continue to hold an aggregate of 8,554,983 common units and 12,228,896 subordinated units. All of the subordinated units will convert on a one-for-one basis into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of our common units for the four weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Interests."

        Under our partnership agreement and the registration rights agreement that we have entered into, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

        The executive officers and directors of our general partner, Rhino Energy Holdings LLC and Wexford Capital have agreed not to sell any common units they beneficially own for 45 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL TAX CONSEQUENCES

        This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury Regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Rhino Resource Partners LP and our operating company.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, its own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election") and (4) the treatment of assignees of common units who are entitled, but fail, to execute and deliver transfer applications (please read "—Limited Partner Status").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to the unitholder is in excess of the partner's adjusted basis in its partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the mining, transportation and marketing of minerals and natural resources, such as coal and limestone. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes for the current year. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

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  Neither we nor any of our operating companies has elected or will elect to be treated as a corporation; and

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  For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current or accumulated earnings and profits, and, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in its common units, or taxable capital gain, after the unitholder's tax basis in its common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Rhino Resource Partners LP will be treated as partners of Rhino Resource Partners LP for federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Rhino Resource Partners LP for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record common unitholders unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding our common units.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we do not pay any federal income tax. Instead, each unitholder is required to report on its income tax return its share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if it has not received a cash distribution. Each unitholder is be required to include in income its allocable share of our income, gains, losses and deductions for our taxable year ending with or within its taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes unless the amount of such distributions made in cash or marketable securities exceeds the unitholder's tax basis in its common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, it must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease the unitholder's share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated base on the unitholder's share of our profits. Please read "Disposition of Units."

        A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of its tax basis in its common units, if the distribution reduces the unitholder's share of our "unrealized receivables," which includes depreciation and depletion recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Common Units

        A unitholder's initial tax basis for its common units will be the amount it paid for the common units plus its share of our nonrecourse liabilities. That basis will be increased by its share of our income and by any increases in its share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on its share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of its share of our losses will be limited to the tax basis in its units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, so long as such losses do not exceed such common unitholders' tax basis in the unitholder's common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of its units, excluding any portion of that basis attributable to its share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder's share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Gross income may also be allocated to holders of subordinated units after the close of the subordination period to the extent necessary to give them economic rights at liquidation identical to the rights of common units. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of an offering and (2) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  the partner's relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income or (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS, unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect the unitholder's purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets ("common basis") and (2) its Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted as to our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Disposition of Common Units—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Disposition of Common Units—Uniformity of Units." A unitholder's tax basis for its common units is reduced by share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in its common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in its units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in its units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (1) this offering will be borne by our general partner and its affiliates, and (2) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discount will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

  Coal Depletion

        In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%.

        Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read "—Tax Consequences of Unit Ownership—Alternative Minimum Tax." Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized upon the disposition, will be treated as ordinary income to us. In addition, a corporate unitholder's allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner's allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

  Mining Exploration and Development Expenditures

        We will elect to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of coal deposits prior to the time the existence of coal in commercially marketable quantities has been disclosed.

        Amounts we deduct for mine exploration expenditures must be recaptured and included in our taxable income at the time a mine reaches the production stage, unless we elect to reduce future depletion deductions by the amount of the recapture. A mine reaches the producing stage when the major part of the coal production is obtained from working mines other than those opened for the purpose of development or the principal activity of the mine is the production of developed coal rather than the development of additional coal for mining. This recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine have been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead, these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

        We generally elect to defer mine development expenses, consisting of expenditures incurred in making coal accessible for extraction, after the exploration process has disclosed the existence of coal in commercially marketable quantities, and deduct them on a ratable basis as the coal benefited by the expenses is sold.

        Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. Please read "—Disposition of Common Units." Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60-month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

        When computing the alternative minimum tax, mine exploration and development expenditures are capitalized and deducted over a ten year period. Unitholders may avoid this alternative minimum tax adjustment of their mine exploration and development expenditures by electing to capitalize all or part of the expenditures and deducting them over ten years for regular income tax purposes. You may select the specific amount of these expenditures for which you wish to make this election.

  Sales of Coal Reserves

        If any coal reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves or the mined coal sold are held by us:

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  for sale to customers in the ordinary course of business (i.e. we are a "dealer" with respect to that property);

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  for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code; or

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  as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

        In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

        We intend to hold our coal reserves for use in a trade or business and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of coal reserves. Thus, the general partner does not believe we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in coal reserves.

        If we are not a dealer with respect to our coal reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

        A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

        If we are not a dealer with respect to our coal reserves and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period of such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

        Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (1) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses or (2) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

  Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentage is currently 9% for qualified production activities income.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each unitholder will aggregate its share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account its distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at—risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder's ability to claim the Section 199 deduction may be limited.

  Recent Legislative Developments

        The White House recently released the Budget Proposal. Among the changes recommended in the Budget Proposal is the elimination of certain key U.S. federal income tax preferences relating to coal exploration and development. The Budget Proposal would (1) eliminate current deductions and 60-month amortization for exploration and development costs relating to coal and other hard mineral fossil fuels, (2) repeal the percentage depletion allowance with respect to coal properties, (3) repeal capital gains treatment of coal and lignite royalties, and (4) exclude from the definition of domestic production gross receipts all gross receipts derived from the sale, exchange, or other disposition of coal, other hard mineral fossil fuels, or primary products thereof. The passage of any legislation as a result of the Budget Proposal or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to coal exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus the unitholder's share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than the unitholder's original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation and depletion recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use a similar simplifying convention, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of its units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder also generally is required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest within a twelve-month period are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholder for the tax years in which the termination occurs.

  Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts (IRAs) and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our distributions to foreign unitholders will be withheld upon at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (1) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of its return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Rhino GP LLC, our general partner, as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  •
  a person that is not a U.S. person;

  •
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties;"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. We will initially control property or do business in Colorado, Illinois, Kentucky, Ohio, Pennsylvania and West Virginia. We may also control property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or control property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, which may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN OUR COMMON UNITS BY
EMPLOYEE BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code (collectively, "Similar Laws"). As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities, IRAs and other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

        ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in common units, among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

  •
  whether making the investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, "freely transferable" (as defined in the Department of Labor regulations) and either part of a class of securities registered under certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

  (b)
  the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Internal Revenue Code and IRAs.

        With respect to an investment in common units, we believe that our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchases under ERISA, the Internal Revenue Code and Similar Laws.

 UNDERWRITING

        Subject to the terms and conditions in an underwriting agreement dated                           , 2011, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase from us, and we have agreed to sell to them, the number of common units set forth opposite their names below:

Name of Underwriter	Number of Common Units
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated
BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Total	2,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common units offered by this prospectus are subject to the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in the financial market; and

  •
  we deliver customary closing documents and legal opinions to the underwriters.

        The underwriters are obligated to purchase and accept delivery of all of the common units offered by this prospectus, if any are purchased, other than those covered by the option to purchase additional common units described below.

        The underwriters propose to offer the common units directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $             per unit. If all of the common units are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The common units are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of the common units in whole or in part.

Option to Purchase Additional Common Units

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 375,000 additional common units to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise the option to purchase additional common units only to cover over-allotments made in connection with the sale of the common units offered in this offering.

Discounts and Expenses

        The following table shows the amount per common unit and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per unit amounts). The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	Per Unit	Total Without Over-Allotment Exercise	Total With Over- Allotment Exercise
Price to the public
Underwriting discount and commissions
Proceeds to us (before offering expenses)

        The expenses of this offering that are payable by us are estimated to be $500,000.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities that may arise in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for those liabilities.

Lock-Up Agreements

        Subject to specified exceptions, we, our general partner's executive officers and directors, Rhino Energy Holdings LLC and Wexford Capital have agreed with the underwriters, for a period of 45 days after the date of this prospectus, without the prior written consent of Raymond James & Associates, Inc.:

  •
  not to offer for sale, sell, pledge or otherwise dispose of the common units;

  •
  not to grant or sell any option or contract to purchase any of the common units;

  •
  not to file or cause to be filed a registration statement, including any amendments, with respect to the registration of any common units or participate in any such registration, including under this registration statement;

  •
  not to enter into any swap or other agreement that transfers any of the economic consequences of ownership of or otherwise transfer or dispose of, directly or indirectly, any of the common units; and

  •
  not to enter into any hedging, collar or other transaction or arrangement that is designed or reasonably expected to lead to or result in a transfer, in whole or in part, of any of the economic consequences of ownership of the common units, whether or not such transfer would be for any consideration.

        These agreements also prohibit us from entering into any of the foregoing transactions with respect to any securities that are convertible into or exchangeable for the common units or with respect to us, to publicly disclose the intention to do the foregoing transactions.

        Raymond James & Associates, Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements. Raymond James & Associates, Inc. does not have any present intent or any understanding to release all or any portion of the securities subject to these agreements.

        The 45-day period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 45-day period, we issue a release concerning distributable cash or announce material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 45-day period, we announce that we will release distributable cash results during the 16-day period beginning on the last day of the 45-day period, in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the announcement of the material news or the occurrence of the material event.

Stabilization

        Until this offering is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase the common units. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common units, including:

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common units while this offering is in progress. Stabilizing transactions may include making short sales of common units, which involve the sale by the underwriters of a greater number of common units than they are required to purchase in this offering and purchasing common units from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional common units referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        Each underwriter may close out any covered short position either by exercising its option to purchase additional common units, in whole or in part, or by purchasing common units in the open market. In making this determination, each underwriter will consider, among other things, the price of common units available for purchase in the open market compared to the price at which the underwriter may purchase common units pursuant to the option to purchase additional common units.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase common units in the open market to cover the position.

        As a result of these activities, the price of the common units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities,

they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NYSE or otherwise.

Relationships

        The underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Additionally, affiliates of Raymond James & Associates, Inc and RBC Capital Markets, LLC are lenders under our credit agreement and will receive their pro rata portion of the net proceeds from this offering and the related capital contribution by our general partner through the repayment of borrowings they have extended under the credit agreement.

Discretionary Accounts

        The underwriters may confirm sales of the common units offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common units offered by this prospectus.

Listing

        Our common units are listed on the NYSE under the symbol "RNO."

Electronic Prospectus

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriters, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriters' website and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

FINRA Rules

        Because the Financial Industry Regulatory Authority ("FINRA") views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. In addition, investor suitability will take into account the eligible citizen requirements set forth in our partnership agreement. Please read "Description of the Common Units—Transfer of Common Units" and "The Partnership Agreement—Ineligible Citizens; Redemption."

VALIDITY OF OUR COMMON UNITS

        The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from Rhino Resource Partners LP's Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available on our Internet website at http://www.rhinolp.com. The information on our website is not, and you should not consider such information to be, a part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and may replace information in this prospectus and information previously filed with the SEC. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

        The documents listed below have been filed by us pursuant to the Exchange Act and are incorporated by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 18, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 16, 2011;

  •
  the description of our common units contained in our Registration Statement on Form 8-A, filed September 29, 2010; and

  •
  our Current Reports on Form 8-K, filed on February 9, 2011, March 24, 2011, April 8, 2011, May 12, 2011, June 6, 2011, June 16, 2011, June 24, 2011, June 30, 2011 and July 8, 2011.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

424 Lewis Hargett Circle, Suite 250
Lexington, KY 40503
(859) 389-6500
Attention: Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements". Statements included in this prospectus that are not historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and similar matters, are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "expect," "anticipate," "estimate," "continue" or similar words. These statements are made by us based on our past experience and our perception of historical trends, current conditions and expected future developments as well as other considerations we believe are appropriate under the circumstances. Whether actual results and developments in the future will conform to our expectations is subject to numerous risks and uncertainties, many of which are beyond our control or our ability to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  changes in governmental regulation of the mining industry or the electric utility industry;

  •
  adverse weather conditions and natural disasters;

  •
  weakness in global economic conditions;

  •
  decreases in demand for electricity and changes in demand for coal;

  •
  poor mining conditions resulting from geological conditions or the effects of prior mining;

  •
  equipment problems at mining locations;

  •
  the availability of transportation for coal shipments;

  •
  the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives;

  •
  the availability and prices of competing electricity generation fuels;

  •
  our ability to secure or acquire high-quality coal reserves;

  •
  our ability to successfully diversify our operations into other non-coal natural resources;

  •
  our ability to find buyers for coal under favorable supply contracts; and

  •
  certain factors discussed elsewhere in this report, including those factors listed under "Risk Factors."

        Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 APPENDIX A

APPENDIX A

Glossary of Terms

        ash:    Inorganic material consisting of iron, alumina, sodium and other incombustible matter that are contained in coal. The composition of the ash can affect the burning characteristics of coal.

        assigned reserves:    Proven and probable reserves that have the permits and infrastructure necessary for mining.

        Btu:    British thermal unit, or Btu, is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

        Central Appalachia:    Coal producing area in eastern Kentucky, Virginia and southern West Virginia.

        coal seam:    Coal deposits occur in layers typically separated by layers of rock. Each layer is called a "seam." A seam can vary in thickness from inches to a hundred feet or more.

        coke:    A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel.

        fossil fuel:    A hydrocarbon such as coal, petroleum or natural gas that may be used as a fuel.

        GAAP:    Generally accepted accounting principles in the United States.

        Illinois Basin:    Coal producing area in Illinois, Indiana and western Kentucky.

        limestone:    A rock predominantly composed of the mineral calcite (calcium carbonate (CaCO3)).

        lignite:    The lowest rank of coal. It is brownish-black with a high moisture content commonly above 35% by weight and heating value commonly less than 8,000 Btu.

        low-vol metallurgical coal:    Metallurgical coal that has a volatility content of 17% to 22% of its total weight.

        mid-vol metallurgical coal:    Metallurgical coal that has a volatility content of 23% to 31% of its total weight.

        metallurgical coal:    The various grades of coal suitable for carbonization to make coke for steel manufacture. Its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Metallurgical coal typically has a particularly high Btu but low ash and sulfur content.

        MSHA:    Mine Safety and Health Administration.

        non-reserve coal deposits:    Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling and underground

A-1

workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by standards of the SEC until a final comprehensive evaluation based on unit cost per ton, recoverability and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.

        Northern Appalachia:    Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.

        overburden:    Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

        preparation plant:    Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process separates higher ash coal and may also remove some of the coal's sulfur content.

        probable (indicated) reserves:    Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        proven (measured) reserves:    Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        reclamation:    The process of restoring land to its prior condition, productive use or other permitted condition following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and shrubs. Reclamation operations are typically conducted concurrently with mining operations. Reclamation is closely regulated by both state and federal laws.

        reserve:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

        steam coal:    Coal used by power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

        sulfur:    One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide (SO2) is produced as a gaseous by-product of coal combustion.

        surface mine:    A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil overburden. Surface mines are also known as open-pit mines.

        tons:    A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is 2,240 pounds. A "metric" tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

        Western Bituminous region:    Coal producing area located in western Colorado and eastern Utah.

A-2

2,500,000 Common Units

Representing
Limited Partner Interests

PROSPECTUS

RAYMOND JAMES
RBC CAPITAL MARKETS
STIFEL NICOLAUS WEISEL
BB&T CAPITAL MARKETS

                      , 2011

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than the underwriting discount) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$7,614
FINRA filing fee	7,058
Printing and engraving expenses	100,000
Fees and expenses of legal counsel	250,000
Accounting fees and expenses	100,000
Transfer agent fees	500
Miscellaneous	34,828

Total	$500,000

Item 14. Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as an amendment (Exhibit 1.1) to this registration statement, which provides for the indemnification of the registrant and its general partner and their officers and directors, and any person who controls the registrant and its general partner, including indemnification for liabilities under the Securities Act. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The general partner of the registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)
See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)
Not applicable.

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
For the year ended December 31, 2010
Allowance for doubtful accounts	$18,992	$—	$—	$18,992
For the year ended December 31, 2009
Allowance for doubtful accounts	$—	$18,992	$—	$18,992
For the year ended December 31, 2008
Allowance for doubtful accounts	$—	$—	$—	$—

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  •
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  •
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on July 8, 2011.

RHINO RESOURCE PARTNERS LP
By:	Rhino GP LLC, Its General Partner
/s/ RICHARD A. BOONE Richard A. Boone Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 8, 2011.

Signature	Title

* David G. Zatezalo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RICHARD A. BOONE Richard A. Boone	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Mark D. Zand	Chairman of the Board
* Arthur H. Amron	Director
* Joseph M. Jacobs	Director
* Douglas Lambert	Director
* Jay L. Maymudes	Director

Signature		Title

* Mark L. Plaumann		Director
* Kenneth A. Rubin		Director
* James F. Tompkins		Director
By:	/s/ RICHARD A. BOONE Richard A. Boone, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1		Certificate of Limited Partnership of Rhino Resource Partners LP, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
3.2		Second Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners LP, dated as of October 26, 2010, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-34892) filed on November 1, 2010
4.1		Registration Rights Agreement, dated as of October 5, 2010, by and between Rhino Resource Partners LP and Rhino Energy Holdings LLC, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-34892) filed on October 8, 2010
5.1	*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	*	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1		Contribution, Assignment and Assumption Agreement, dated as of September 29, 2010, by and among Rhino GP LLC, Rhino Resource Partners LP, Rhino Energy LLC, Rhino Energy Holdings LLC, Artis Investors LLC, Solitair LLC, Valentis Investors LLC, Taurus Investors LLC, Callidus Investors LLC, Wexford Spectrum Fund, L.P., Wexford Spectrum Fund Liquidating LLC, Wexford Offshore CAM Preferred Corp., Wexford Offshore CAM Common Corp., Wexford Partners Investment Co. LLC, Peter Savitz and Wexford Capital LP, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-34892) filed on October 1, 2010
10.2		Equity Commitment Agreement, dated September 29, 2010, by and among Rhino GP LLC, CD Holding Company, LLC, Jacobs Holdings LLC, Robert H. Holtz, Mark D. Zand, Jay L. Maymudes, Arthur H. Amron, Kenneth A. Rubin, Frederick B. Simon, Kitty Capital LLC, John V. Doyle and John C. Sites, Jr., incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-34892) filed on October 1, 2010
10.3		Rhino Long-Term Incentive Plan incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-34892) filed on October 1, 2010
10.4		Form of Long-Term Incentive Plan Grant Agreement—Phantom Units with DERs, incorporated by reference to Exhibit 10.12 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-166550) filed on July 23, 2010
10.5		Form of Long-Term Incentive Plan Grant Agreement—Unit Awards and Restricted Units (Directors who are not Principals of Wexford), incorporated by reference to Exhibit 10.22 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-166550) filed on July 23, 2010
10.6		Form of Long-Term Incentive Plan Grant Agreement—Unit Awards and Restricted Units (Directors who are Principals of Wexford), incorporated by reference to Exhibit 10.23 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-166550) filed on July 23, 2010
10.7		Credit Agreement by and among CAM Holdings LLC, the Guarantors Party Thereto, the Lenders Party Thereto, PNC Bank, National Association, as Administrative Agent, PNC National Markets LLC and National City Bank as Joint Lead Arrangers, and Wachovia Bank, National Association, Royal Bank of Canada and Raymond James Bank, FSB, as Co-Documentations Agents dated as of August 30, 2006, incorporated by reference to Exhibit 10.1 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010

Exhibit Number	Description
10.8	First Amendment to the Credit Agreement dated December 28, 2006 by and among CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.2 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.9	Second Amendment to the Credit Agreement and Consent dated March 8, 2007 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.3 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.10	Third Amendment to the Credit Agreement dated February 29, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.4 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.11	Fourth Amendment to the Credit Agreement dated May 15, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders incorporated by reference to Exhibit 10.5 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.12	Fifth Amendment to the Credit Agreement dated June 1, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.6 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.13	Sixth Amendment to the Credit Agreement dated November 4, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.7 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.14	Seventh Amendment to the Credit Agreement dated March 31, 2009 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.8 of the initial filing of the Registration Statement on Form S-1 (File No. 333-166550) filed on May 5, 2010
10.15	Eighth Amendment to the Credit Agreement dated June 30, 2010 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders, incorporated by reference to Exhibit 10.8 of Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-166550) filed on July 19, 2010
10.16	Employment Agreement of David G. Zatezalo dated March 31, 2010, incorporated by reference to Exhibit 10.13 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010

Exhibit Number		Description
10.17	**	Amended and Restated Employment Agreement of Richard A. Boone dated May 31, 2011
10.18		Employment Agreement of Christopher N. Moravec dated March 31, 2010, incorporated by reference to Exhibit 10.15 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010
10.19		Amended and Restated Employment Agreement of Andrew W. Cox dated January 14, 2011, incorporated by reference to Exhibit 10.25 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 18, 2011 (File No. 001-34892)
10.20		Employment Agreement of Reford C. Hunt dated September 1, 2006, incorporated by reference to Exhibit 10.17 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010
10.21		First Amendment to Employment Agreement of Reford C. Hunt dated October 31, 2006, incorporated by reference to Exhibit 10.18 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010
10.22		Second Amendment to Employment Agreement of Reford C. Hunt dated March 10, 2008, incorporated by reference to Exhibit 10.19 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010
10.23		Third Amendment to Employment Agreement of Reford C. Hunt dated April 26, 2010, incorporated by reference to Exhibit 10.21 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010
10.25		Assignment Agreement and Amendment to Employment Agreement of Reford C. Hunt dated August 26, 2008, incorporated by reference to Exhibit 10.20 of Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166550) filed on June 21, 2010
10.24	**	Assignment and Assumption Agreement dated May 6, 2011 by and between Rhino Exploration, Gulfport Energy Corporation, and Windsor Ohio LLC
10.25		Agreement of Merger among Rhino Resource Partners LP, Rhino Energy LLC, The Elk Horn Acquisition Co. LLC, and The Elk Horn Coal Company, LLC, and Peter Sisitsky, dated as of June 10, 2011 (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) , incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K, filed on June 16, 2011 (File No. 001-34892)
21.1		List of Subsidiaries of Rhino Resource Partners LP incorporated by reference to Exhibit 21.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 18, 2011 (File No. 001-34892)
23.1	*	Consent of Deloitte & Touche LLP
23.2	*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3	*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	**	Powers of Attorney

*
Filed herewith.

**
Previously filed.